SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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XenoPort, Inc.

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PRELIMINARY COPY – SUBJECT TO COMPLETION

3410 Central Expressway

Santa Clara, California 95051

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 16, 2012

To the Stockholders of XenoPort, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XENOPORT, INC., a Delaware corporation, will be held on Wednesday, May 16, 2012 at 9:00 a.m., local time, at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 for the following purposes:

1.	To elect the two nominees for Class 1 director named in the Proxy Statement accompanying this Notice to serve until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To approve an amendment of XenoPort’s amended and restated certificate of incorporation to increase the total number of shares of common stock authorized for issuance from 60 million shares to 100 million shares;

3.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

4.	To approve, on an advisory basis, the compensation of XenoPort’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice; and

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on March 29, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 16, 2012 at 9:00 a.m., local time, at XenoPort’s Offices Located at 3410 Central Expressway, Santa Clara, California 95051

The proxy statement and annual report to stockholders are available at

http://www.RRDEZProxy.com/2012/XNPT.

By Order of the Board of Directors

GIANNA M. BOSKO
Secretary

Santa Clara, California

April     , 2012

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your  name from that record holder. You may also submit your proxy over the Internet or by telephone. Please refer to the information provided with your proxy card or voting instruction form for further information.

PRELIMINARY COPY – SUBJECT TO COMPLETION

3410 Central Expressway

Santa Clara, California 95051

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 16, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of XenoPort, Inc. is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April     , 2012 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 16, 2012 at 9:00 a.m., local time, at XenoPort’s principal executive offices located at 3410 Central Expressway, Santa Clara, California 95051. Directions to the annual meeting may be found at http://www.xenoport.com/contact/directions.htm. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 29, 2012 will be entitled to vote at the annual meeting. On this record date, there were shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on March 29, 2012, your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on March 29, 2012, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two Class 1 directors;

•	Approval of an amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 60 million shares to 100 million shares;

•	Ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Advisory approval of the compensation of XenoPort’s named executive officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission, or SEC.

How do I vote?

You may either vote “For” each of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 15, 2012 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/XNPT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 15, 2012 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from XenoPort. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Telephone and Internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 29, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of our nominees to the board of directors, “For” the approval of the amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 60 million shares to 100 million shares, “For” the ratification of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and “For” the advisory approval of the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December     , 2012, to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 between January 16, 2013 and February 15, 2013, unless the date of our 2013 annual meeting of stockholders is before April 16, 2013 or after June 15, 2013, in which case such proposals shall be submitted no earlier than 120 days prior to the 2013 annual meeting, and no later than the later of (i) 90 days before the 2013 annual meeting of stockholders or (ii) ten days after notice of the date of the 2013 annual meeting is publicly given. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2013 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. The proxy solicited by the board of directors for the 2013 annual meeting of stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which XenoPort has not been provided with timely notice. In addition, if the stockholder proposal is timely and in accordance with XenoPort’s bylaws, the proxy solicited will confer discretionary voting authority with respect to the proposal if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “Against” votes on Proposals 2, 3 and 4. Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not affect the outcome of the vote on Proposals 1, 3 or 4. Broker non-votes will, however, have the same effect as “Against” votes on Proposal 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors and executive compensation, including the advisory stockholder votes on executive compensation. Accordingly, the broker or nominee may not vote your shares with respect to the election of directors or the stockholder advisory vote on executive compensation, if you have not provided instructions. In addition, it is possible that brokers will not have discretionary voting authority with respect to the proposal to amend our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 60 million shares to 100 million shares (Proposal 2). We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How many votes are needed to approve each proposal?

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For the election of directors, the two Class 1 nominees receiving the most “For” votes properly cast in person or by proxy will be elected. Only “For” or “Withhold” votes will affect the outcome. Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote and will have no effect.

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For the approval of the amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 60 million shares to 100 million shares, Proposal 2 must receive “For” votes from at least sixty-six and two-thirds percent (66 2/3%) of our issued and outstanding shares of common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

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For the approval of the ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012, Proposal 3 must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote and will have no effect. See Proposal 3 for more information regarding stockholder ratification.

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Proposal 4, the advisory approval of the compensation of XenoPort’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote and will have no effect. See Proposal 4 for more information regarding stockholder advisory approval.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were              shares outstanding and entitled to vote. Thus, the holders of at least              shares of common stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the annual meeting?

We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

What proxy materials are available on the Internet?

This proxy statement and our 2011 annual report to stockholders are available at http://www.RRDEZProxy.com/2012/XNPT.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, and with each class having a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This applies to vacancies created by an increase in the authorized number of directors or by the death, resignation, disqualification or removal of a director.

Our board of directors presently has eight members, and there are no vacancies. There are two directors in Class 1, the class whose term of office expires in 2012. Each of the nominees, Dennis M. Fenton, Ph.D. and Catherine J. Friedman, is currently a director of XenoPort and was recommended for election or re-election, respectively, to the board of directors by the nominating and corporate governance committee of the board of directors. Ms. Friedman was previously elected to the board of directors by the stockholders, while Dr. Fenton, upon recommendation of the nominating and governance committee, joined the board of directors in 2009 and is eligible for election by the stockholders for the first time at the annual meeting. If elected at the annual meeting, each of these nominees would serve until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Cumulative voting is not permitted. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the nominating and corporate governance committee of the board of directors. Each person nominated for election has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unable to serve.

The nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the board of directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of our board of directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each continuing director or nominee for director that led the nominating and corporate governance committee and the board of directors to believe such director or nominee should continue to serve on our board of directors. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our board of directors, and these views may differ from the views of other directors.

CLASS 1 NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING

Dennis M. Fenton, Ph.D.

Dennis M. Fenton, Ph.D., age 60, has been a member of our board of directors since August 2009. From 1982 to 2008, Dr. Fenton held numerous positions, including executive roles in process development, manufacturing, sales and marketing and research and development, at Amgen, Inc., a biotechnology company. From 2000 to 2008, Dr. Fenton was executive vice president responsible for worldwide operations, manufacturing, process development and quality. From 1995 to 2000, Dr. Fenton was senior vice president of operations, and from 1992 to 1995, Dr. Fenton was senior vice president of sales, marketing and process development for Amgen. Dr. Fenton received a B.S. in biology from Manhattan College and a Ph.D. in microbiology from Rutgers University. Dr. Fenton is a member of the board of directors at Dendreon Corporation, a publicly-traded biotechnology company. Dr. Fenton was a member of the board of directors of Genzyme Corporation, a publicly-traded biotechnology company, from 2010 to 2011.

The nominating and corporate governance committee believes that Dr. Fenton’s 26 years of experience, including numerous leadership positions at Amgen, a high-growth biotechnology company, brings a range of experience important to the board of directors. In particular, the nominating and corporate governance committee believes that Dr. Fenton’s experience in development, operations and sales and marketing will be valuable to the board of directors as we pursue future commercialization of our product candidates.

Catherine J. Friedman

Catherine J. Friedman, age 51, has been a member of our board of directors since September 2007. Ms. Friedman has been an independent financial consultant serving private and public companies in the life sciences industry since 2006. Prior to that, Ms. Friedman held numerous positions over a 23-year investment banking career with Morgan Stanley & Co., an investment banking company, including managing director from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman received a B.A. from Harvard College and an M.B.A. from the University of Virginia Darden School of Business. Ms. Friedman is a member of the board of directors of EnteroMedics Inc., a publicly-traded medical device company focused on obesity management.

The nominating and corporate governance committee believes that Ms. Friedman’s 23 years of experience as a leading investment banker in the life sciences industry provides important industry and financial expertise. The nominating and corporate governance committee believes that Ms. Friedman’s extensive experience with company financing and capital market access are of particular importance as we continue to finance our operations.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS 2 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Paul L. Berns

Paul L. Berns, age 45, has been a member of our board of directors since November 2005. In March 2006, he was appointed president, chief executive officer and a member of the board of directors of Allos Therapeutics, Inc., a publicly-traded biopharmaceutical company. From 2002 to 2005, Mr. Berns was chief executive officer, president and a director of Bone Care International, Inc., a publicly-traded specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as vice president and general manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. He served as vice president, marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, from 2000 to 2001. From 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns received a B.S. from the University of Wisconsin. Mr. Berns is a member of the board of directors of Jazz Pharmaceuticals Public Limited Company, a publicly-traded pharmaceutical company, and served as a member of the board of directors of Jazz Pharmaceuticals, Inc. until January 2012.

The nominating and corporate governance committee believes that Mr. Berns’ experience as a chief executive officer of Bone Care International and Allos Therapeutics provides significant operational and pharmaceutical industry leadership experience to the board of directors. In particular, Mr. Berns has guided Allos Therapeutics through a period that included U.S. Food and Drug Administration approval of Allos’ first product.

John G. Freund, M.D.

John G. Freund, M.D., age 58, has been a member of our board of directors since 1999 and our lead independent director since July 2008. He has been a managing director of Skyline Ventures, a venture capital firm specializing in healthcare companies, since 1997. From 1995 to 1997, Dr. Freund was a managing director in the private equity group at Chancellor Capital Management, a private capital investment firm. AMVESCAP plc, an investment services company, acquired Chancellor Capital Management in 1998 and renamed the division INVESCO Private Capital. In 1995, he co-founded Intuitive Surgical, Inc., a medical device company. From 1988 to 1994, he held various positions at Acuson Corp., a maker of ultrasound equipment, most recently as executive vice president. Siemens Corp. acquired Acuson in 2000. Prior to Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners, a venture capital management firm, from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he was a co-founder of the Healthcare Group in the Corporate Finance Department. He received a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Freund was a member of the boards of directors of The New Economy Fund, a U.S.-registered investment fund, from 2000 to 2009, Sirtris Pharmaceuticals, Inc., at the time a publicly-traded pharmaceutical company, from 2004 to 2008, Hansen Medical, Inc., a publicly-traded company specializing in medical robotics, from 2002 to 2010, and MAP Pharmaceuticals, Inc., a publicly-traded company developing inhalation-based pharmaceuticals, from 2004 to 2011. Dr. Freund is currently a member of the boards of directors of SMALLCAP World Fund, Fundamental Investors, Inc. and The Growth Fund of America, Inc., each of which are U.S.-registered investment funds, and MAKO Surgical Corp., a publicly-traded company that designs and sells an advanced robotic-arm solution, together with proprietary implants, for orthopedic knee and hip procedures.

The nominating and corporate governance committee believes that Dr. Freund’s 30 years of healthcare venture capital investing, healthcare investment banking and management of healthcare companies provides significant and extensive industry expertise. Dr. Freund has served as a director of the company since 1999, bringing historic knowledge and continuity to the board of directors. Dr. Freund has served, or currently serves, as a member of the boards of directors of numerous other pharmaceutical or medical device companies, providing appropriate perspective and extensive familiarity with compensation and financial matters.

William J. Rieflin

William J. Rieflin, age 52, has been a member of our board of directors since September 2010. In September 2010, Mr. Rieflin was appointed chief executive officer and a member of the board of directors of NGM Biopharmaceuticals, Inc., a pharmaceutical company focused on metabolic diseases. Mr. Rieflin previously served as our president from 2004 to September 2010. From 1996 to 2004, he held various positions with Tularik Inc., a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression, the most recent of which was executive vice president, administration, chief financial officer, general counsel and secretary. Amgen Inc. acquired Tularik in 2004. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School. Mr. Rieflin is a member of the board of directors of Anacor Pharmaceuticals, Inc., a publicly-traded pharmaceutical company.

The nominating and corporate governance committee believes that Mr. Rieflin brings to the board substantial experience with the company given his past role as our president and extensive leadership skills, industry knowledge and operational expertise from his numerous positions as a biotechnology company executive.

CLASS 3 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Ronald W. Barrett, Ph.D.

Ronald W. Barrett, Ph.D., age 56, is one of our founders and has served as our chief executive officer since September 2001. He served as our chief scientific officer from 1999 to 2001. Dr. Barrett has been a director since

August 1999. From 1989 to 1999, he held various positions at Affymax Research Institute, a company employing combinatorial chemistry and high-throughput target screening for drug discovery, the most recent of which was senior vice president of research. Glaxo Wellcome plc, a pharmaceutical company, acquired Affymax Research Institute in 1995. Glaxo Wellcome subsequently merged with SmithKline Beecham plc, a pharmaceutical company, in 2000 to form GlaxoSmithKline plc, a pharmaceutical company. Prior to Affymax Research Institute, Dr. Barrett was a molecular pharmacologist in the Neuroscience Group at Abbott Laboratories, a healthcare company, from 1986 to 1989. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in pharmacology from Rutgers University.

The nominating and corporate governance committee believes that Dr. Barrett’s extensive experience with the company as a founder and then through his long tenure as chief executive officer, brings necessary historic knowledge and operational continuity to the board of directors. The nominating and corporate governance committee also believes that, as result of his long tenure with the company in scientific and executive positions, Dr. Barrett brings to the board of directors key scientific expertise and substantial leadership skills.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 54, has been a member of our board of directors since January 2005. She is the chief financial officer of Amyris, Inc., a company specializing in synthetic biology. Prior to joining Amyris in January 2008, she was executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials, from 1997 to June 2007. Prior to joining Symyx, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

The nominating and corporate governance committee believes that Ms. Hilleman’s significant experience as a chief financial officer of several public biotechnology companies provides valuable financial and audit expertise, particularly in light of Ms. Hilleman’s role as chairperson of the audit committee of the board of directors. The nominating and corporate governance committee believes that Ms. Hilleman’s educational background and public company experience provides her with significant expertise in: (i) oversight of preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements; and (ii) understanding internal controls and procedures for financial reporting as applicable for a company of our size and in our industry.

Wendell Wierenga, Ph.D.

Wendell Wierenga, Ph.D., age 64, has been a member of our board of directors since 2000. He is executive vice president, research and development at Santarus, Inc., a pharmaceutical company. Prior to joining Santarus in June 2011, he was executive vice president of research and development at Ambit Biosciences, Inc., a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors, since January 2007. Dr. Wierenga served as executive vice president of research and development at Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases, from 2003 to 2007. From 2000 to 2003, Dr. Wierenga was chief executive officer of Syrrx, Inc., a company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company. Pfizer Inc., a research-based pharmaceutical company, acquired Warner Lambert in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University. Dr. Wierenga is a member of the boards of directors of Onyx Pharmaceuticals, Inc. and Cytokinetics, Inc., both of which are publicly-traded biopharmaceutical companies.

The nominating and corporate governance committee believes that Dr. Wierenga’s significant pharmaceutical research, clinical development and regulatory experience provides valuable scientific and technical expertise to the board of directors. Dr. Wierenga also brings executive leadership experience to the board of directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF THE XENOPORT BOARD

As required under The NASDAQ Stock Market LLC, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and XenoPort, our senior management and our independent registered public accounting firm, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Ronald W. Barrett, Ph.D., our chief executive officer, and William J. Rieflin, our former president. In addition, our board of directors has determined that each member of our audit committee, compensation committee and nominating and corporate governance committee during 2011 was an independent director within the meaning of the applicable Nasdaq listing standards and SEC rules.

INFORMATION REGARDING THE XENOPORT BOARD

Corporate Governance Policy

Our board of directors has adopted a Corporate Governance Policy to ensure that the board of directors has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policy is also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy sets forth the principles that the board of directors will follow with respect to board member responsibilities, board of directors composition and selection, board of directors meetings and involvement of senior management, succession planning and board of directors committees and compensation. The Corporate Governance Policy was adopted by the board of directors to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Meetings

During 2011, our board of directors held six meetings, including telephone conference meetings, and acted by unanimous consent three times. All directors attended at least 80% of the aggregate of the meetings of the board of directors and of the committees on which they served that were held during the period for which they were a director or a committee member. As required under applicable Nasdaq listing standards, in fiscal 2011, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend the annual meeting of XenoPort stockholders. All directors attended the 2011 annual meeting of stockholders in person or via telephonic conference.

Leadership Structure

Our board of directors does not currently have a formally-appointed chairman or other formal leadership structure that would allow one director to entirely shape the work of the board of directors. Dr. Freund has been appointed as our lead independent director, with authority and responsibility to: (i) in conjunction with the chief executive officer, establish meeting agendas; (ii) preside over meetings of the independent directors; (iii) preside over any portions of meetings of the full board of directors at which the evaluation or compensation of the chief executive officer is presented or discussed; (iv) preside over any portions of meetings of the full board of directors at which the performance of the board of directors is presented or discussed; and (v) coordinate the activities of the other independent directors. We believe that having a lead independent director separate from our chief executive officer reinforces the independence of the board of directors in its oversight of the business and affairs of the company. In addition, we believe that having a lead independent director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having a lead independent director can enhance the effectiveness of the board of directors as a whole.

Risk Oversight

One of the board of directors’ key functions is informed oversight of important enterprise risks facing the company. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole and through the board of directors’ committees. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The board of directors’ role includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, strategic and reputational risks. The board of directors and each committee also receive incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the entire board of directors as appropriate.

COMMITTEES OF THE BOARD

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for 2011 for each of the board of directors’ committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Paul L. Berns	—		X	*	X
Dennis M. Fenton, Ph.D.	—		X		—
John G. Freund, M.D. (1)	X		—		X	*
Catherine J. Friedman	X		—		X
Jeryl L. Hilleman	X	*	—		—
William J. Rieflin	—		—		—
Wendell Wierenga, Ph.D.	—		X		—

Total meetings in 2011	6		5		2
Total actions by unanimous consent in 2011	2		11		1

*	Committee Chairperson
(1)	Dr. Freund serves as the lead independent director of the board of directors.

Below is a description of each committee of our board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to XenoPort.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting practices and the audits of our financial statements, and it has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible audit, audit-related and non-audit services; sets the compensation of the independent registered public accounting firm; reviews and approves the scope of the audit of the independent registered public accounting firm; monitors the rotation of partners of the independent registered public accounting firm on the company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; reviews and approves or rejects transactions between the company and any related persons; establishes procedures, as required under applicable law, for the retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is currently comprised of three directors: Dr. Freund, Ms. Friedman and Ms. Hilleman. Ms. Hilleman serves as the chairperson of the audit committee. The board of directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended). Our board of directors has also determined that Ms. Hilleman is an “audit committee financial expert” as defined in applicable SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards. The board of directors made a qualitative assessment of Ms. Hilleman’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

During 2011, the audit committee met six times and acted by unanimous consent two times. The audit committee is governed by a written audit committee charter. The audit committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Report of the Audit Committee of the Board of Directors1

The audit committee of the board of directors of XenoPort, Inc. oversees the company’s corporate accounting and financial reporting practices on behalf of the board of directors, including: (a) general oversight of the financial reporting process of the company; (b) monitoring the quality and integrity of the company’s financial statements and systems of internal accounting and financial controls; (c) compliance with legal and regulatory requirements related to the preparation and external audit of the company’s financial statements; and (d) the selection, evaluation and retention of the company’s independent registered public accounting firm. Each of the members of the audit committee is independent as defined under the listing standards of The NASDAQ Stock Market LLC and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

The audit committee is governed by a written charter approved by the board of directors. XenoPort management has primary responsibility for preparing the company’s financial statements, ensuring the integrity of such data and establishing the financial reporting process, including the company’s systems of internal controls. Ernst & Young LLP, XenoPort’s independent registered public accounting firm, is responsible for performing an audit of the company’s annual financial statements and expressing an opinion as to the fair presentation of the financial statements in conformity with accounting principles generally accepted in the United States, and reviewing the company’s unaudited interim financial statements. The audit committee’s responsibility is to oversee and review these processes.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed with XenoPort’s independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has discussed with XenoPort’s independent registered public accounting firm its independence from management and the company and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The audit committee discussed with XenoPort’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its considerations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee approved all audit, audit-related and non-audit services provided by XenoPort’s independent registered public accounting firm. The audit committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The audit committee has not approved any services by the independent registered public accounting firm that are related to financial information systems design and implementation or strategic tax planning services.

During fiscal year 2011, the audit committee held six meetings. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The audit committee and the board

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

of directors have also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jeryl L. Hilleman (Chairperson)

John G. Freund, M.D.

Catherine J. Friedman

Compensation Committee

The compensation committee reviews and approves the overall compensation strategy and policies for the company. The compensation committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; evaluates and recommends to the board of directors for approval the compensation plans and programs advisable for the company; establishes policies with respect to equity compensation arrangements; reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and other compensatory arrangements for our executive officers; evaluates and recommends to the board of directors for approval the compensation and other terms of employment for our chief executive officer; evaluates, determines and approves the compensation and other terms of employment for our other executive officers; reviews and assesses the potential impact of our compensation practices on enterprise risk; and administers our equity incentive plans and employee stock purchase plan, pension and profit-sharing plans, stock bonus plans, bonus plans, deferred compensation plans and other similar programs, including the review and approval of inducement awards in accordance with the company’s new hire inducement award plan. The compensation committee also reviews with management the company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and approved new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires or new hire inducement stock award grants, at various meetings throughout the year or pursuant to actions by unanimous consent. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines and recommends to the board of directors for approval any adjustments to his compensation as well as awards to be granted. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

During the past fiscal year, the compensation committee engaged Frederic W. Cook & Co., Inc. as compensation consultants. The compensation committee requested that Frederic W. Cook & Co., Inc. evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals and assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy. As part of its engagement, Frederic W. Cook & Co., Inc. was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The specific determinations of the compensation committee with respect to executive compensation for fiscal 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans. In addition, the board of directors delegated authority to our chief executive officer to grant, without any further action required by the compensation committee, stock options and stock awards under our 2005 Equity Incentive Plan in connection with the hiring of employees who are not officers of the company. The purpose of this delegation of authority is to enhance the flexibility of stock award administration within the company and to facilitate the timely grant of options and stock awards to new non-management employees within specified limits approved by the compensation committee. In particular, for 2011, our chief executive officer could grant options or stock awards to acquire up to an aggregate of 20,000 shares. During 2011, our chief executive officer exercised his authority to grant an option to purchase 3,000 shares of common stock and a restricted stock unit award covering 625 shares of common stock to one newly hired non-officer employee. For 2012, our chief executive officer may grant options or stock awards under our 2005 Equity Incentive Plan to acquire up to an aggregate of 20,000 shares.

The compensation committee is currently comprised of three directors: Mr. Berns and Drs. Fenton and Wierenga. Mr. Berns serves as the chairperson of the compensation committee. All members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee met five times, and acted by unanimous consent 11 times, during 2011. The compensation committee is governed by a written compensation committee charter. The compensation committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Compensation Committee Report2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into XenoPort’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

The Compensation Committee of the Board of

Directors

Paul L. Berns (Chairperson)

Dennis M. Fenton, Ph.D.

Wendell Wierenga, Ph.D.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than XenoPort’s Annual Report on Form 10-K where it shall be deemed furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

As noted above, our compensation committee consists of Mr. Berns and Drs. Fenton and Wierenga. None of the members of our compensation committee has at any time been an officer or employee of XenoPort. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for: overseeing all aspects of our corporate governance functions on behalf of the board of directors; making recommendations to the board of directors regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board of directors; monitoring the size of the board of directors; recommending candidates to the board of directors and making such other recommendations to the board of directors regarding affairs relating to our directors, including director compensation; assessing the performance of our board of directors and its committees and of individual directors; reviewing and assessing our corporate governance principles; and overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting and financial matters, which are delegated to the audit committee.

Because XenoPort is an emerging biopharmaceutical company with evolving clinical programs, the board of directors does not believe that it is appropriate to adopt, and the nominating and corporate governance committee has not adopted, a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the nominating and corporate governance committee will generally consider all of the relevant qualifications of board of directors candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board of directors and the company. In addition, while it does not have a formal policy on board of directors diversity, the nominating and corporate governance committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experiences and other factors that contribute to the board of directors having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the board of directors as a whole, when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review, prior to nominating such directors for another term, such directors’ overall service to XenoPort during their term. The nominating and corporate governance committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors.

Similarly, the nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected.

The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. We have, from time to time, engaged an executive search firm to assist the nominating and corporate governance committee in identifying and recruiting potential candidates for membership on the board of directors.

The nominating and corporate governance committee is currently comprised of three directors: Mr. Berns, Dr. Freund and Ms. Friedman. Dr. Freund serves as chairperson of the nominating and corporate governance committee. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met twice, and acted by unanimous consent once, during 2011. The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter. The nominating and corporate governance committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

STOCKHOLDER COMMUNICATIONS WITH THE XENOPORT BOARD

To date, we have not adopted a formal process for stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. However, the nominating and corporate governance committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the board of directors has become necessary or appropriate and, if adopted, will publish such policy promptly on our website. Stockholders may send communications to the board of directors by mail to 3410 Central Expressway, Santa Clara, California 95051, by facsimile at (408) 616-7211 or by e-mail at ir@XenoPort.com, each of the foregoing sent “Attn: Board of Directors.”

CODE OF ETHICS

We have adopted the XenoPort, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. In July 2011, the Code of Business Conduct and Ethics was amended and restated to reflect our adoption of a Healthcare Compliance Program and to further conform with and reflect updated current standards and best corporate practices. Our Code of Business Conduct and Ethics is available on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.” Stockholders may request a free copy of the code by submitting a written request to XenoPort, Inc., Attention: Investor Relations, 3410 Central Expressway, Santa Clara, California 95051. In addition, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by promptly disclosing on our website in the future (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver.

PROPOSAL 2

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our board of directors has determined that it is in XenoPort’s best interests and in the best interests of our stockholders to amend our amended and restated certificate of incorporation, or the Charter, to increase the total number of authorized shares of common stock from 60 million shares to 100 million shares. On March 8, 2012, our board of directors adopted resolutions approving the proposed certificate of amendment of our Charter, or the Certificate, in substantially the form attached hereto as Appendix A. At that time, our board of directors declared the proposed Certificate to be advisable and in the best interests of XenoPort and our stockholders and is accordingly submitting the proposed Certificate for approval by our stockholders.

If our stockholders approve this Proposal 2, we expect to file the Certificate with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval. Upon filing of the Certificate with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock from 60 million shares to 100 million shares, Section A of ARTICLE IV of the Charter will read as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

At March 1, 2012, there were 35,631,190 shares of our common stock issued and outstanding. In addition, as of the same date, our board of directors had reserved an aggregate 6,841,288 shares for issuance upon exercise of outstanding options and vesting of stock awards granted under our equity incentive and stock option plans; 1,951,658 shares for future grant under our equity incentive, stock option and stock purchase plans; and up to approximately 304,752 shares that may be issued upon exercise of currently outstanding warrants. Accordingly, at March 1, 2012, 15,271,112 shares of common stock remained unreserved and available for future issuance.

The proposed Certificate would increase the number of shares of common stock that XenoPort is authorized to issue from 60 million shares of common stock to 100 million shares of common stock, representing an increase of 40 million shares of authorized common stock, with a corresponding increase in the total authorized capital stock, which includes common stock and preferred stock, from 65 million shares to 105 million shares.

The additional common stock proposed to be authorized under the Certificate would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal 2 could be issued by our board of directors without further vote of our stockholders except as may be required in particular cases by our Charter, applicable law, regulatory agencies or Nasdaq rules. Under our Charter, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by XenoPort, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in XenoPort.

We have financed our operations and internal growth primarily through sales of our equity securities, non-equity payments from our collaborators and interest earned on investments. Aside from payments in connection with milestones from collaboration agreements that we may be eligible to receive in the future, we do not currently have any commitments for future funding, and until we can generate a sufficient amount of product revenue, which we may never do, we expect to finance future cash needs through public or private equity offerings, debt financings or collaboration and licensing arrangements (which often involve the possibility of an equity investment), or a combination of the above, as well as through interest income earned on the investment of our cash balances and short-term investments, milestone payments we receive through our collaborations and revenues from the sales of Horizant and Regnite.

Although, at present, our board of directors has no immediate plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use the company’s common stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives for our employees. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers, directors, consultants and/or advisors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; stock splits and stock dividends; and other purposes. For example, we may need to raise substantial additional funding to, among other things, fund our operations and conduct and/or complete clinical trials, and the additional shares may be used for a financing if we have an appropriate opportunity. Although we are pursuing other sources of funding, such as corporate collaborations and partnerships, if we are not successful with these efforts or if our board of directors otherwise determines that a financing through issuing additional shares is attractive, we want to be in a position to act quickly depending on market conditions. If this Proposal 2 is not approved by our stockholders, it is possible that financing alternatives for XenoPort may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel, and if this Proposal 2 is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the compensation committee of our board of directors deems appropriate could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this Proposal 2, we may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees and pursue other business opportunities integral to our growth and success.

Our board of directors believes that the proposed increase in authorized common stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, flexibility has allowed us to pursue a number of financing transactions that were key to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deem necessary to attract and retain key employees. Unless our stockholders approve this Proposal 2, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in similar transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements.

The proposed amendment of the Charter to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 2 is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management. For example, pursuant to our current Rights Agreement, adopted in December 2005, under certain circumstances related to an acquisition of shares not approved by our board of directors, that number of shares of common stock having a market value of two times the exercise price of the Rights granted under the Rights Agreement could be issued upon the exercise of Rights. In addition, our board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although this Proposal 2 to approve the amendment of the Charter to increase the number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), and our board of directors does not intend or view the proposed increase in the number of authorized shares of our common stock as an anti-takeover measure, stockholders should nevertheless be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our issued and outstanding shares of common stock will be required to approve this Proposal 2. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the board of directors has further directed that management submit the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as XenoPort’s independent registered public accounting firm since the company’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XenoPort and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of our 2011 financial statements, we entered into an engagement letter with Ernst & Young LLP, our independent registered public accounting firm, which sets forth the terms by which Ernst & Young LLP performed and will perform audit and interim review services for the company.

The following table represents aggregate fees billed or billable to XenoPort for the fiscal years ended December 31, 2011 and 2010 by Ernst & Young LLP, XenoPort’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2011	2010
Audit fees	$694,976	$802,927
Audit-related fees	—	—
Tax fees	—	—
All other fees	$2,329	$1,995

Total fees	$697,305	$804,922

Audit Fees: Consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During the fiscal years ended December 31, 2011 and 2010, fees of $0 and $121,834, respectively, were billed in connection with prospectus supplement filings and follow-on public offerings.

Audit-Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2011 and 2010, Ernst & Young LLP did not provide any audit-related services to XenoPort.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2011 and 2010, Ernst & Young LLP did not provide any tax services to XenoPort.

All Other Fees: Consists of fees for products and services other than the services described above. During the fiscal years ended December 31, 2011 and 2010, all other fees related to the provision of access to a web-based accounting tool.

All fees described above for 2011 and 2010 were pre-approved by the audit committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Since our initial public offering in June 2005, our audit committee has pre-approved all audit and permissible non-audit services by Ernst & Young LLP, XenoPort’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, the company’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of XenoPort’s officers named in the Summary Compensation Table, or our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. At our 2011 annual meeting of stockholders held in May 2011, our stockholders did not indicate a majority preference for how frequently we will include a non-binding stockholder advisory vote on the compensation of our named executive officers in our proxy materials. Our board of directors initially decided to include non-binding stockholder advisory votes on the compensation of our named executive officers every three years until such time as the next advisory vote is submitted to stockholders regarding the frequency of advisory votes on executive compensation or until our board of directors otherwise determined that a different frequency for such advisory votes is in the best interests of our stockholders. Upon a review of recent proxy voting guidance and guidelines, our board of directors has determined that it is in the best interests of our stockholders to conduct a non-binding stockholder advisory vote on the compensation of our named executive officers at this year’s annual meeting. Accordingly, the company is asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of XenoPort’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of XenoPort’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of XenoPort’s named executive officers is designed to enable us to attract and retain talented and experienced executive officers to lead XenoPort successfully in a competitive environment. The compensation is designed to promote the creation of long-term stockholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of the Corporate Bonus Plan and the terms of long-term incentive compensation are all designed to enable XenoPort to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The compensation committee and the board of directors believe that the design of the program, and hence the compensation awarded to our named executive officers under the current program, fulfills this objective.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of XenoPort’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to XenoPort’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or XenoPort. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors, and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Approval of this advisory proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 1, 2012 by: (i) each director and each nominee for director; (ii) each of the officers named in the Summary Compensation Table (our “named executive officers”); (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner (2)	Number of Shares	Percent of Total
Directors and Named Executive Officers:
Ronald W. Barrett (3)	778,532	2.2%
William G. Harris (4)	261,455	*
Vincent J. Angotti (5)	231,661	*
Kenneth C. Cundy (6)	291,595	*
David R. Savello (7)	248,929	*
Paul L. Berns (8)	70,833	*
Dennis M. Fenton (9)	32,133	*
John G. Freund (10)	579,786	1.6%
Catherine J. Friedman (11)	65,633	*
Jeryl L. Hilleman (12)	84,999	*
William J. Rieflin (13)	471,094	1.3%
Wendell Wierenga (14)	72,331	*

5% Stockholders:
FMR LLC (15) 82 Devonshire Street Boston, MA 02109	5,313,936	14.9%
T. Rowe Price Associates, Inc. (16) 100 E. Pratt Street Baltimore, MD 21202	4,182,265	11.7%
Wellington Management Company, LLP (17) 280 Congress Street Boston, MA 02210	3,615,329	10.1%
BlackRock, Inc. (18) 40 East 52nd Street New York, NY 10022	2,330,244	6.5%
All executive officers and directors as a group (13 persons) (19)	3,337,637	8.8%

*	Less than one percent.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by XenoPort about principal stockholders known to the company based on Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 35,627,913 shares outstanding on February 1, 2012, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to restricted stock units vesting or stock options exercisable within 60 days after February 1, 2012 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such restricted stock units or stock options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o XenoPort, Inc., 3410 Central Expressway, Santa Clara, California 95051.

(3)	Includes 191,239 shares held in a family trust for which Dr. Barrett and his spouse are trustees and an aggregate of 2,114 shares held by Dr. Barrett’s children. Also includes 527,471 shares that Dr. Barrett has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(4)	Includes 211,494 shares that Mr. Harris has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options and the vesting of restricted stock units.
(5)	Includes 210,509 shares that Mr. Angotti has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options and the vesting of restricted stock units.
(6)	Includes 700 shares held by Dr. Cundy’s spouse and 253,376 shares that Dr. Cundy has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options and the vesting of restricted stock units.
(7)	Includes 208,521 shares that Dr. Savello has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options and the vesting of restricted stock units.
(8)	Represents shares that Mr. Berns has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(9)	Includes 30,833 shares that Dr. Fenton has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(10)	Includes 22 shares held by Skyline Venture Partners III, L.P., 887 shares held by Skyline Venture Partners Qualified Purchasers Fund III, L.P., 227 shares held by Skyline Venture Management III, L.L.C. and 483,333 shares held by Skyline Venture Partners V, L.P. Dr. Freund: is a managing member of Skyline Venture Management III, L.L.C., which is the sole general partner of Skyline Venture Partners III, L.P. and Skyline Venture Partners Qualified Purchasers Fund III, L.P.; is a managing member of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P.; and has shared voting and investment power over the shares held by the Skyline funds except for the shares held by Skyline Venture Partners V, L.P., over which Dr. Freund has sole voting and investment power. Dr. Freund disclaims beneficial ownership of the shares held by the Skyline entities, except to the extent of his proportionate partnership interest therein. Also includes 3,645 shares held by the Paul Brooke 1989 Insurance Trust of which Dr. Freund is a trustee, 3,080 shares held by Dr. Freund as custodian for his two sons, 10,133 shares owned by a retirement account of which Dr. Freund is the beneficiary, 6,200 shares held in a family trust for which Dr. Freund and his spouse are trustees, 27 shares held by a family partnership for which Dr. Freund is a partner and 68,333 shares that Dr. Freund has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(11)	Includes 63,333 shares that Ms. Friedman has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(12)	Represents shares that Ms. Hilleman has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(13)	Includes 281,117 shares held in a family trust for which Mr. Rieflin and his spouse are trustees and 68 shares representing Mr. Rieflin’s potential beneficial ownership as a limited partner in Skyline Venture Partners V, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P. Also includes 167,239 shares that Mr. Rieflin has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(14)	Includes 68,333 shares that Dr. Wierenga has the right to acquire within 60 days of February 1, 2012 through the exercise of stock options.
(15)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2012, Fidelity Management & Research Company, or Fidelity, is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of 5,313,936 shares as a result of acting as an investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and its funds, each has sole dispositive power with respect to 5,313,936 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2011, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2011 and February 1, 2012.

(16)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2012, T. Rowe Price Associates, Inc., or Price Associates, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to 4,182,265 shares and sole voting power with respect to 738,865 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2011, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2011 and February 1, 2012.
(17)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2012, Wellington Management Company, LLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has shared dispositive power with respect to 3,615,329 shares and shared voting power with respect to 3,146,600 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2011, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and February 1, 2012.
(18)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. has beneficial ownership of 2,330,244 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 30, 2011, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 30, 2011 and February 1, 2012.
(19)	Includes shares beneficially owned by our current directors and executive officers as described in notes (3) through (14), and includes 121,326 shares issuable upon the vesting of restricted stock units, or the exercise of stock options that are exercisable, within 60 days of February 1, 2012, held by an additional executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

XenoPort’s executive compensation program is designed to appropriately motivate and reward management for the achievement of long-term, strategic objectives that drive value for XenoPort and its stockholders. Consistent with this objective, our executive compensation is balanced among base salary, annual cash bonuses based on the achievement of certain company and individual performance objectives and long-term incentive compensation, such as equity awards with time- and performance-based vesting conditions.

Our executive compensation program is designed to pay our executive officers for performance and, to that end, our compensation practices and objectives during fiscal 2011 were influenced by a variety of factors. One key factor was the achievement of an important milestone for XenoPort: the first approval by the U.S. Food and Drug Administration, or FDA, of a XenoPort product, when Horizant (gabapentin enacarbil) Extended-Release Tablets was approved in April 2011. Other important achievements by XenoPort during 2011 included significant progress on receiving approval in Japan for Regnite (gabapentin enacarbil), which was formally approved in January 2012, the filing of a supplemental new drug application, or sNDA, with the FDA seeking approval for Horizant for the management of postherpetic neuralgia, or PHN, and the initiation of a Phase 3 clinical trial under a Special Protocol Assessment, or SPA, with the FDA, for arbaclofen placarbil, or AP, as a potential treatment for spasticity in patients with multiple sclerosis, or MS. Such achievements were weighed against a number of difficult business challenges faced during the year, including two clinical trials for which we reported preliminary top-line results that did not meet their primary statistical analyses.

The following is a summary of important decisions and actions with respect to XenoPort’s executive compensation in light of company performance for 2011 and highlights of our executive compensation program generally:

•

Elimination of 280G Tax Gross-Up Rights. In February 2012, our Chief Executive Officer and all but one of our other named executive officers entered into severance rights agreements that replaced and superseded the prior change of control agreements between each such executive officer and XenoPort. These new agreements, which also provide for certain additional severance rights benefits, eliminated the existing rights that such executive officers had to receive a tax gross-up payment with respect to the excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, related to any Section 280G excess parachute payment. We eliminated such rights, which the executive officers had held for over four years, to comply with emerging best practices in this area.

•

Cash Bonuses for 2011 Based Strictly on Performance. In line with our pay-for-performance philosophy, the compensation committee and the board of directors undertook a careful review of XenoPort’s achievements against its goals under the XenoPort, Inc. Corporate Bonus Plan, or

Corporate Bonus Plan, for the 2011 performance year. Taking into account and weighing the relative achievements and challenges associated with our product, product candidates, preclinical development, business development and financial organization, the board of directors determined that the pre-determined weighted corporate objectives for the 2011 performance period had been met at a level of 80%, resulting in the payment of bonuses below the target levels for the named executive officers.

•

Granted Equity Award Value Lower in 2011 Compared to 2010. The value of total equity awards granted to our executive officers during 2011 was 51.2% lower than those granted during 2010, when calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and all equity awards granted in 2011 are subject to service-based vesting requirements, reflecting a commitment to linking pay with long-term performance and stock price appreciation.

•

Continuation of Reduced CEO Salary. After a restructuring and reduction in force in March 2010, our chief executive officer voluntarily requested, and our board of directors agreed, to reduce his 2010 base salary by 15%. Our chief executive officer’s salary for 2011 continued at a reduced level that was 12.7% lower than his salary prior to the restructuring.

•

Reasonable Severance and Change of Control Benefits. The cash severance benefits that we offer to our executives do not exceed three times base salary and annual bonus. Our executive severance rights agreements and change of control agreements in all cases require involuntary termination for individuals to be eligible for any severance benefits. We believe that the benefits under such agreements are an important executive retention device and reflective of market standards for executive benefits.

•

No Excessive Fringe Benefits. We provide very few executive fringe benefits. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or club memberships.

Compensation Philosophy and Objectives

The goals of XenoPort’s executive compensation program are to align compensation with individual and corporate objectives and performance, to enable the company to attract and retain executive officers and other key employees who contribute to the company’s long-term success, to motivate the company’s executive officers and other key employees to focus on the achievement of annual and long-term performance goals and to establish an appropriate relationship between executive compensation and the creation of stockholder value. Specifically, XenoPort has created a compensation program that combines cash and stock-based compensation components to reward the achievement of specific annual, long-term and strategic goals by the company, in the proportions that the company believes are most appropriate to motivate and reward its executive officers and other key employees for achieving these goals. XenoPort’s executive compensation program not only aims to be competitive in its industry, but also aims to be fair relative to: (i) compensation paid to other professionals across the company; (ii) XenoPort’s long-term performance; and (iii) the value XenoPort delivers to its stockholders.

As discussed in further detail below, XenoPort’s executive compensation program for 2011 consisted of, and was intended to strike a balance among, the following three principal components:

•

Base Salary. Salary for each of the company’s executive officers was based principally on an assessment of the executive officer’s then-current salary relative to individual performance and responsibilities and peer company pay levels.

•

Corporate Bonus Plan. Annual bonuses were awarded based on the achievement of individual and company-wide performance objectives. However, the compensation committee recommended, and the board of directors agreed, that the company performance objectives for the 2011 performance period had been met at a level of only 80%, resulting in bonuses that were less than the target bonuses for the executive officers.

•

Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, were designed to ensure that incentive compensation is linked to the company’s long-term performance and to align its executive officers’ performance objectives with the interests of its stockholders because the value of such awards is tied to the company’s stock price.

The compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, commensurate with the company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a greater component of overall cash compensation for executive officers compared to other employees should be performance-based.

XenoPort’s first advisory vote on the compensation of its named executive officers occurred at the annual meeting held in May 2011, and the compensation committee and our board of directors were not able to take into account the results of such vote prior to making its recommendations and approvals regarding base salary and stock awards for 2011. The compensation committee and our board of directors did consider the results of such vote in making the final determination of awards under the Corporate Bonus Plan for the 2011 performance period and their recommendations and approvals for 2012. Counting abstentions as “Against” votes, the non-binding resolution approving 2011 executive compensation received a 93.8% favorable vote and, as a result, the compensation committee and our board of directors determined no change in our compensation philosophy of aligning compensation with individual and corporate objectives and performance was needed and, accordingly, awarded bonuses based on the target bonuses and performance objectives approved prior to the vote and did not change the overall compensation program in 2012. Although the stockholders did not indicate a majority preference in last year’s advisory vote on the frequency of non-binding “say-on-pay” stockholder advisory votes, our board of directors has decided to include the advisory “say-on-pay” proposal for stockholder vote at the 2012 annual meeting.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee is responsible for evaluating the performance of XenoPort’s chief executive officer, recommending to the board of directors for approval the chief executive officer’s compensation and reviewing and approving the compensation for XenoPort’s other executive officers. To date, all decisions by the compensation committee relating to the compensation of XenoPort’s other executive officers have been reviewed by the board of directors as well. Our chief executive officer has the authority and responsibility to establish and approve cash compensation for all XenoPort employees other than XenoPort executive officers, which we consider to be employees at the senior vice president level and above.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and reviewed and approved a list of specific corporate goals for a one-year performance period that runs from January 1 through December 31 at multiple meetings held during the fourth quarter of the performance period and the first quarter of the ensuing year. Individual goals and objectives are established for the performance period and are based on the company’s operational goals. At the end of the performance cycle, corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals were met, and each executive’s performance is evaluated by reviewing his/her accomplishment of individual performance objectives and overall contributions to the company. The results, combined with comparative compensation data, are then used to determine appropriate compensation levels. In addition, the compensation committee also considers matters related to individual compensation or overall retention and motivation, such as compensation for new executive hires, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current performance period. For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee engaged Frederic W. Cook & Co., Inc. as compensation consultants for the 2011 executive compensation review process. The compensation committee requested that Frederic W. Cook & Co., Inc. evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals, review the company’s compensation strategy practices in the context of the developing best practices for public companies and assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy. As part of its engagement, Frederic W. Cook & Co., Inc. was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans. The compensation committee does not delegate with respect to executive compensation, including equity awards.

Benchmarking of Cash and Long-Term Incentive Compensation

The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To this end, as part of its engagement, Frederic W. Cook & Co., Inc. was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The benchmarking report provided by Frederic W. Cook & Co., Inc. reviewed base salary, annual bonus, long-term incentives and equity compensation data, as well as certain financial data, from the following 18 comparable, publicly-held companies:

• Alnylam Pharmaceuticals, Inc.	• Exelixis, Inc.	• NPS Pharmaceuticals, Inc.

• AMAG Pharmaceuticals, Inc.	• ImmunoGen, Inc.	• Pain Therapeutics, Inc.

• Arena Pharmaceuticals, Inc.	• Ligand Pharmaceuticals Inc.	• Progenics Pharmaceuticals Inc.

• Cell Therapeutics, Inc.	• Medivation, Inc.	• Rigel Pharmaceuticals, Inc.

• Cytokinetics, Incorporated	• Micromet, Inc.	• Sangamo BioSciences, Inc.

• Depomed, Inc.	• Nabi Biopharmaceuticals	• Vanda Pharmaceuticals Inc.

These companies were chosen for inclusion in the report by the compensation committee as a representative industry group most similar to XenoPort based on locale, their size (e.g., number of employees and/or recent equity market capitalization), stage of development (most have later-stage product candidates in development or early commercialized products) and certain business characteristics similar to the company, including revenues and total assets. Frederic W. Cook & Co., Inc. designed the peer group so that XenoPort approximates the median of the peer group on size measures such as revenues, number of employees and market capitalization, which allows the market data to be used without size distortion. In addition to benchmarking data, the compensation committee has historically taken into account input from other sources, including input from other independent members of the board of directors and publicly-available data relating to the compensation practices and policies of other companies within and outside of the life sciences industry. We generally target base salaries at the 50th percentile of pay practices of our representative industry group and then provide the opportunity to achieve overall cash compensation, when targeted levels of performance are achieved or exceeded, which is in the top third quartile of pay practices of our representative industry group. Some base salaries of our executive officers may be lower or higher than the 50th percentile, but the benchmarking is used as one component in determining base salary. For example, due to a voluntary reduction in salary during 2010, Dr. Barrett’s base salary in 2011 continued to be significantly below the 50th percentile of XenoPort’s peer group. As a result of the benchmarking and market analysis, during the 2011 review process, Frederic W. Cook & Co., Inc. suggested that the compensation committee consider: (i) limited increases to adjust and manage base salaries for certain XenoPort executive officers within a competitive range of market levels for XenoPort’s peer group; (ii) maintaining annual target bonus opportunities for executive officers to remain competitive among XenoPort’s peer group; and (iii) equity incentive grants for executive officers and other key employees to strengthen the link between pay and performance and to reward the attainment of annual financial and/or operational goals and key milestones in support of long-term stockholder value creation. Frederic W. Cook & Co., Inc. also suggested that the compensation committee continue to utilize long-term incentive awards in the form of stock options and restricted stock unit awards to align the interests of XenoPort’s executive officers with those of its stockholders. The compensation committee realizes that benchmarking the company’s executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the company’s business and objectives that may be unique to the company; however, the compensation committee generally believes that gathering this information is an important part of its decision-making process with respect to the company’s executive compensation program and uses this information as one key component in its decisions with respect to base salary, target bonuses and equity incentive grants.

Principal Elements of Compensation

XenoPort’s executive compensation program consists of three principal components: base salary, annual cash bonuses and long-term incentive compensation. XenoPort also provides its executive officers with certain severance and change-in-control benefits. Finally, XenoPort offers to its executive officers participation (with all other eligible employees) in the company’s 401(k) Plan (including the company’s employer match program beginning in 2012), employee stock purchase plan and certain other benefits available generally to the company’s employees.

Base Salary. In adjusting base salaries for 2011, the compensation committee assessed each executive officer’s current salary against a number of factors, including corporate and individual performance during 2010; his or her tenure, experience, skills and responsibilities; his or her pay level compared to the company’s other executive officers; base salary benchmarking against comparable companies; as well as the company’s general financial position and strength. As noted above, the compensation committee also considers the performance assessments and recommendations made by Dr. Barrett in setting or adjusting base salaries for the company’s other executive officers. The compensation committee neither based its considerations on any single factor nor did it specifically assign relative weights to factors, but rather considered a mix of factors and evaluated individual salaries against that mix. In January 2012, the board of directors, upon recommendation of the compensation committee, set base salaries for XenoPort’s executive officers for 2012 based on substantially similar criteria. Base salary increases, if any, normally take effect retroactively on January 1 of each year.

Corporate Bonus Plan. The Corporate Bonus Plan provides an annual cash bonus award program to reward executive officers and certain other employees for attaining company-wide and individual performance objectives. All XenoPort employees holding a position with the company that is covered by the Corporate Bonus Plan as determined by the compensation committee from time to time in its discretion (which currently includes all positions at the associate director level and above) are eligible to participate in the Corporate Bonus Plan for each performance year subject to certain exceptions. Target bonus awards, calculated as a percentage of base salary, are determined and communicated to eligible employees annually. The compensation committee determines (subject to approval by the board of directors) target bonus awards for all executive officers, including the chief executive officer. Commensurate with XenoPort’s philosophy of establishing a link between compensation and corporate performance, bonuses represent a greater component of overall cash compensation for executive officers as compared to other employees due to the greater potential impact of executive officers on overall corporate performance. Similarly, among executive officers, the cash bonus award represents a greater component of overall cash compensation for the chief executive officer as compared to the other executive officers due to Dr. Barrett’s greater potential impact on overall corporate performance.

At the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing an individual’s performance are developed by the company in consultation with the participant. For executive officers (other than the chief executive officer), the individual bonus criteria for such participants must be approved by the compensation committee, in consultation with the chief executive officer. For the chief executive officer, the individual bonus criteria must be approved by the compensation committee and the board of directors. Also, at the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing the company’s corporate performance are: (i) developed by the chief executive officer in consultation with management; (ii) reviewed and approved by the compensation committee; (iii) approved by the board of directors; and (iv) communicated to the participants.

There are no guaranteed bonuses under the Corporate Bonus Plan. The company must achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. The compensation committee and the board of directors have discretion in determining whether such threshold has been achieved. In addition, the compensation committee, in its discretion, may determine to grant an award under the Corporate Bonus Plan even though certain individual bonus criteria or corporate objectives are not met. Such discretion was not used by the compensation committee for awards for 2011, as the compensation committee and board of directors determined that the company had achieved corporate performance objectives over the 70% threshold. The compensation committee also retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance objectives were established.

After the end of each Corporate Bonus Plan performance year period, the compensation committee assesses the extent to which corporate goals and objectives have been met, identifies any unplanned achievements that have been accomplished and recommends to the board of directors for approval an overall percentage of weighted goals achieved with respect to the corporate component of the Corporate Bonus Plan. In connection with the compensation committee’s assessment of the extent to which the corporate goals and objectives have been met, the compensation committee may rely on objective criteria such as meeting pre-clinical, clinical and regulatory objectives; the establishment or management of strategic alliances, partnerships or collaborations with third parties; achievement of regulatory milestones; implementation of financing strategies; continued innovation in development and progress towards commercialization of our product candidates; timely development of new product candidates; timely achievement of clinical product development plans; achievement of the operating budget for the company as a whole or of a business unit of the company; satisfactory audit results and timely filings of annual and quarterly reports with the SEC; and personnel-related objectives.

If the company meets the minimum threshold for company-wide performance objectives or bonuses are intended to be paid, then after the end of each Corporate Bonus Plan performance year period, individual performance is evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the year. For executive officers (other than the chief executive officer), the compensation committee assesses, in consultation with the chief executive officer, the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and approves an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. For the chief executive officer, the compensation committee assesses the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and recommends to the board of directors for approval an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. The percentage of corporate goal achievement, together with the percentage of achievement for the individual component, are then used to calculate bonus payouts for individuals who participate in the Corporate Bonus Plan.

For 2011, taking into consideration the results of the benchmarking data and the potential impact of such executive officers on overall corporate performance, the chief executive officer and each of the other named executive officers were assigned a target bonus of 90% and 40% of his base salary, respectively, which would be earned by the officer upon achievement of his respective performance targets at the 100% level and the company’s achievement of corporate objectives at the 100% level. Actual bonus payouts can range from 0 to 1.5 multiplied by the target bonus awards, based on individual and company performance. The following are the weightings of the individual and company corporate performance components used for participants in determining the actual bonus award amounts:

Position	Weighting of Company’s Performance Against Corporate Goals	Weighting of Individual Performance
Chief Executive Officer	75%	25%
Senior Vice President	50%	50%
Vice President	50%	50%
Below Vice President	40%	60%

The target bonuses for each of the named executive officers in 2011 are set forth in the table captioned “2011 Grants of Plan-Based Awards Table.”

For 2011, the corporate bonus component depended on the achievement of various weighted performance objectives. These corporate performance objectives were divided into six primary categories: (i) regulatory approval milestones and commercial launch objectives for gabapentin enacarbil, known as Horizant in the United States and Regnite in Japan (weighted 25%); (ii) clinical development objectives with respect to the company’s AP product candidate as a potential treatment for gastroesophageal reflux disease, or GERD, and spasticity (weighted 35%); (iii) clinical development objectives with respect to the company’s XP21279 product candidate as a potential treatment for Parkinson’s disease (weighted 10%); (iv) preclinical objectives for a new product candidate (weighted 5%); (v) business development objectives (weighted 15%); and (vi) financial, organizational and investor relations objectives (weighted 10%).

In January 2012, after review, evaluation and deliberation, the compensation committee determined that the corporate weighted performance objectives under the Corporate Bonus Plan for the 2011 performance period had been met at a level of 80%. These 2011 corporate performance goals consisted of:

•	Obtaining approval for, and launching, Horizant in the United States and Regnite in Japan;

•

Progressing development of gabapentin enacarbil for indications other than moderate-to-severe primary restless legs syndrome, or RLS, including, in partnership with GlaxoSmithKline, or GSK, submitting the sNDA for the management of PHN;

•

Completing a Phase 2 clinical trial of AP as adjunctive therapy to proton pump inhibitors in patients with GERD in the first quarter of 2011, and making a decision on whether to pursue further development for AP in GERD;

•	Obtaining agreement with the FDA on an SPA to conduct a pivotal Phase 3 clinical trial of AP as a potential treatment for spasticity in patients with MS;

•	Initiating the Phase 3 clinical trial evaluating AP as a potential treatment for spasticity in patients with MS, along with a Phase 3 six-month, open-label safety clinical trial of AP;

•

By the third quarter of 2011, completing a Phase 2 clinical trial of XP21279 in Parkinson’s disease patients with motor fluctuations that is designed to compare the efficacy, safety and pharmacokinetics of individual patient-optimized doses of a bi-layer tablet of XP21279/carbidopa to patient-optimized doses of Sinemet (L-Dopa/carbidopa), and making a decision on whether to pursue further development for XP21279 in Parkinson’s disease;

•	Identifying an investigational new drug, or IND, candidate and commencing enabling work for an IND submission;

•	Generating options, such as completed or negotiated agreements, term sheets or conducting due diligence, related to partnering our product candidates;

•	If market conditions are favorable and at the board of directors’ discretion, raising capital to further fund the company’s development efforts;

•	Maintaining effective Sarbanes-Oxley, or SOX, 404 controls and procedures; and

•	Not exceeding publicly-disclosed cash burn guidance for the 2011 fiscal year.

Under the Corporate Bonus Plan, individual performance objectives were established for each executive officer in consultation with Dr. Barrett based on the corporate performance objectives relevant to the executive officer’s principal business unit, and the compensation committee established specific performance criteria for each executive officer that were aligned with the corporate performance objectives set forth above. After the end of each Corporate Bonus Plan performance year period, individual performance is evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the year. The 2011 individual performance goals and the relative weighting of each such goal for our named executive officers are set forth in the table below. While each of our executive officers shared some of the same specific performance goals, weightings of goals may vary to reflect the different impact each executive officer was expected to have on the related specified corporate performance objectives, and an executive officer may have additional goals to be consistent with the executive officer’s particular duties and responsibilities. For example, the individual performance goals for Mr. Harris, our senior vice president of finance and chief financial officer, were not as heavily weighted towards success in our research and development and clinical trial objectives, but reflect greater weighting for financial and budgeting related matters that were more within his control.

	Goal Weighting for Each Named Executive Officer
Performance Goal Category	Dr. Barrett	Mr. Harris	Mr. Angotti	Dr. Cundy	Dr. Savello
Regulatory, Development and Commercial Objectives – Gabapentin Enacarbil (1)	20%	10%	50%	25%	20%
Clinical Development Objectives – AP (1)	20%	20%	15%	20%	25%
Clinical Development Objectives – XP21279 (2)	10%	20%	*	20%	20%
Preclinical Development Objectives (3)	10%	*	*	10%	10%
Business Development Objectives (4)	20%	*	15%	5%	5%
Financial, Organizational and Investor Relations Objectives (5)	20%	50%	20%	20%	20%

(1)

These goal categories related to regulatory and commercial goals with respect to our most advanced product candidates, including obtaining regulatory approval and commercial launch for Horizant in the United States and Regnite in Japan; progressing development of gabapentin enacarbil in indications other than RLS, including supporting GSK in the filing of an sNDA for Horizant for the management of PHN; completing the Phase 2 clinical trial of AP in GERD; and initiating a Phase 3 program evaluating AP in MS patients with spasticity. With respect to Dr. Barrett, these goal categories also included specific objectives related to disease state awareness and patient advocacy outreach programs and collaboration oversight. With respect to Mr. Harris, these goal categories also included specific objectives related to supporting collaborative partners with regulatory inspections, launch readiness matters and investor/public communications, and overseeing AP clinical trial material packaging and logistics. With respect to Mr. Angotti, these goal categories also included collaborating with our partners, GSK and Astellas Pharma Inc., on launch and launch readiness for Horizant and Regnite, respectively; managing the commercial arrangement with GSK; achieving certain sales levels of Horizant; and assisting with a development strategy and market analysis of AP. With respect to Dr. Cundy, these goal categories also included managing relationships with our partners

GSK and Astellas; assisting our partners on regulatory activities to obtain approval of Horizant and Regnite; and overseeing clinical development plans for the AP program. With respect to Dr. Savello, these goal categories also included regulatory matters and interactions with the FDA and European authorities, drug manufacturing objectives, clinical enrollment goals, analytical chemistry goals and quality assurance matters.
(2)	This goal category related to specific objectives for the clinical development of XP21279 in Parkinson’s disease, including completing the Phase 2 clinical trial evaluating XP21279 as a potential treatment for Parkinson’s disease. With respect to Dr. Barrett, this goal category also included taking steps to reduce the time until a Phase 3 program could commence, if the Phase 2 trial was successful. With respect to Mr. Harris, this goal category also included objectives related to overseeing clinical trial material packaging and related logistical issues. With respect to Dr. Cundy, this goal category also included objectives related to enrollment of the clinical trial and publications of clinical results. With respect to Dr. Savello, this goal category also included objectives related to enrollment of the clinical trial, regulatory interactions and successful clinical trial material manufacturing.
(3)	This goal category related to specific objectives for the research and development pipeline, including selecting an IND candidate and initiating preclinical studies and development to support an IND filing in 2012.
(4)	This goal category related to strategic licensing, partnering and collaboration goals for clinical development programs.
(5)	This goal category related to financial, organizational and investor relations objectives, including maintaining SOX 404 controls and procedures, not exceeding our cash burn guidance for fiscal 2011 and potential activities related to raising capital. For Dr. Barrett, this goal category also included human resources and investor communication objectives. With respect to Mr. Harris, this goal category also related to managing communication of financial information with our partners; specified investor relations and financing activities; satisfying Sarbanes-Oxley compliance requirements; and obtaining unqualified audit opinions from our independent registered public accounting firm on our financial statements. With respect to Mr. Angotti, this goal category also related to development of commercial portfolio and corporate strategies and specified investor relations activities. With respect to Dr. Cundy, this goal category also included objectives related to departmental budgeting and human resources. With respect to Dr. Savello, this goal category also included GMP compliance matters, clinical procedures and departmental staffing matters.

In January 2012, the compensation committee conducted final reviews of each executive officer’s target bonus compensation criteria for 2011 and determined the performance score for each executive officer with respect to their respective individual weighted performance objectives. See the section entitled “Compensation Actions for XenoPort’s Named Executive Officers for 2011 and 2012” below for the each executive officer’s individual bonus score and bonus determination for the 2011 performance period.

The company has generally paid the bonus awards under the Corporate Bonus Plan in the form of cash payments. No cash bonuses were awarded for the 2010 performance period. The cash bonus awards that were paid in 2012 to the named executive officers under the Corporate Bonus Plan for the 2011 performance period are set forth in the section entitled “Executive Compensation – Summary Compensation Table.”

The compensation committee believes that maintaining bonus compensation as a percentage of base salary is an appropriate means to reward an executive officer for achieving specific goals. The company establishes performance goals intended to reflect tasks beyond those that should be reasonably expected of an executive officer during the particular calendar year and which, if attained, justify the payment of additional compensation. For example, no cash bonuses were awarded for the 2010 performance period when the compensation committee determined that, in adopting a pay-for-performance model of compensation, the company’s achievement against its goals in the 2010 performance year did not justify the payment of such additional compensation. Having a significant portion of an executive’s compensation contingent upon individual and company-wide performance aligns with the company’s philosophy that pay-for-performance programs attract, motivate and retain executive officers who contribute to the company’s long-term success and related stockholder value creation.

XenoPort has not historically paid automatic or guaranteed bonuses to its executive officers. However, the company has from time to time paid signing or promotion bonuses in connection with the initial hiring or appointment of an executive officer, or a change in a person’s position or responsibilities with the company. No such bonuses were paid to the named executive officers in 2011. The company from time to time may also grant spot bonus awards, which are limited bonuses provided to specific employees as warranted to recognize outstanding effort, service or achievement in connection with a specific objective. The spot bonus award program is available to all employees generally across the company. No such bonuses were paid to the named executive officers in 2011.

Long-Term Incentive Compensation. XenoPort believes that long-term incentive compensation, in the form of stock options, restricted stock unit awards and performance stock unit awards, allows the executive officers to share in any appreciation in the value of XenoPort’s common stock and aligns the incentives of the company’s executive officers with the interests of its stockholders and with its long-term success. For 2011, the company’s long-term compensation program consisted of stock awards, comprising grants of stock options and restricted stock unit awards, each carrying service-based vesting conditions. XenoPort grants stock awards to its executive officers through the 2005 Equity Incentive Plan, which was established to provide the company’s employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance. Under the 2005 Equity Incentive Plan, initial grants of stock awards may be made to eligible employees in connection with their commencement of employment, and additional grants are generally made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options granted under the 2005 Equity Incentive Plan are subject to service-based vesting conditions, generally monthly over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted under the 2005 Equity Incentive Plan is equal to the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. Restricted stock units granted under the 2005 Equity Incentive Plan are also subject to service-based vesting conditions, generally vesting annually over a four-year period from the date of grant. In May 2010, as part of a retention and motivation program, the company granted a performance stock unit award to Dr. Barrett. The performance stock unit award is scheduled to vest three years from the date of grant, with a variable amount of shares to be issued under the performance stock unit award based on a comparison of XenoPort’s total stockholder return to the total stockholder returns of a pre-selected group of pharmaceutical companies. Based on such relative performance, between 0% and 200% of the target amount of shares under the performance stock unit award would be issued. Consistent with linking pay to performance, the award was granted to the chief executive officer due to the greater potential impact of his performance on the overall corporate performance that will be measured.

In addition, XenoPort has granted new employee inducement stock awards in connection with the hiring of certain employees. Inducement stock awards are granted outside of the 2005 Equity Incentive Plan, approved by the independent compensation committee of the board of directors and granted as an inducement material to the employee’s employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). In 2010, the company adopted the 2010 Inducement Award Plan, and inducement stock awards have been made, and future awards are expected to be made, under such plan. Like awards granted under the 2005 Equity Incentive Plan, the new employee inducement stock awards each carry service-based vesting conditions and are used to provide the company’s new employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance. Stock options granted as new employee inducement stock awards vest over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted as new employee inducement stock awards is equal to the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. Restricted stock units granted as new employee inducement stock awards are also subject to service-based vesting conditions, generally vesting annually over a four-year period from the date of grant.

The guidelines for the number of stock awards for each participant under the 2005 Equity Incentive Plan and for new hires under the 2010 Inducement Award Plan are generally determined by several factors, including functional responsibility, salary and performance levels of each participant. In recommending to the board of directors stock awards for the executive officers, the compensation committee considers individual performance, overall contribution to the company, internal pay equity, officer retention, the number of unvested stock options and restricted stock units held by the executive officer and the total number of stock awards to be awarded. The company’s internal pay equity analysis includes each executive officer’s overall equity position, the amount of shares subject to awards that have vested and remain subject to vesting and the equity value of awards that are in-the-money. As noted above, the compensation committee also considers the recommendations of Dr. Barrett in determining stock award recommendations for the company’s other executive officers. In addition, the compensation committee makes awards at a level calculated to be competitive within XenoPort’s industry, and the compensation committee takes into account the stock award benchmarking data from the XenoPort peer group recommended by Frederic W. Cook & Co., Inc. In determining stock award grants in 2011 and 2012, the compensation committee and board of directors neither based their considerations on any single factor nor did they specifically assign relative weights to factors, but rather considered a mix of factors and determined stock awards against that mix. XenoPort provides significant equity-based incentives for executive officers and other key employees to ensure that they are motivated over the long term to respond to XenoPort’s business challenges and opportunities as owners and not just as employees.

The company does not have any programs, plans or practices with respect to the timing of stock awards in coordination with the release of material nonpublic information. For non-officer employees, new hire stock awards are approved by the chief executive officer or, in the case of inducement awards under the 2010 Inducement Award Plan, the independent compensation committee, and grants occur on the first practicable business day of the month following the employee’s applicable date of hire. For all stock awards granted to officers and all stock awards granted in connection with employee promotions, the board of directors or compensation committee approves all such stock awards at regularly scheduled meetings of the board of directors or compensation committee or by unanimous consents on or before the stock award grant date. Likewise, XenoPort does not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to its executive officers. With respect to annual incentivizing stock awards for the company’s executive officers, the board of directors generally grants such awards to its executive officers at the first regularly-scheduled board meeting of each fiscal year.

Additional long-term equity incentives are provided through the company’s 2005 Employee Stock Purchase Plan in which all eligible employees, including executive officers, may allocate up to 15% of their earnings to purchase common stock of the company at a 15% discount to the market price, subject to specified limits.

Severance and Change of Control Benefits. XenoPort entered into new severance rights agreements with all of its named executive officers in 2012, other than Dr. Cundy, and maintains change of control agreements with its other officers, including Dr. Cundy, providing for certain severance and change of control benefits, the terms of which are described in more detail below in the sections entitled “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change of Control.” Dr. Cundy decided not to enter into the new severance rights agreement with the company and, consequently, the change of control agreement previously entered into with Dr. Cundy remains in place. XenoPort believes that these severance and change of control benefits are an important element of the company’s executive compensation and retention program, with particular importance in the context of a change of control. Change of control benefits, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. XenoPort believes that the events triggering change of control benefits, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the board of directors’ belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of the company’s executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the company’s stockholders. The new severance rights agreement for Dr. Barrett also provides for certain severance benefits in the event of an involuntary termination outside of the change in control context, including continued payment of salary and healthcare benefits for 18 months and a prorated bonus if it otherwise would have been earned, in exchange for his general release of claims. The new severance rights agreements for executive officers who entered into such agreements, excluding Dr. Barrett, provide for certain severance benefits in the event of an involuntary termination outside of the change in control context, including continued payment of salary and healthcare benefits for 12 months and a prorated bonus if it otherwise would have been earned, in exchange for such officer’s full general release of claims. In 2012, taking into account a benchmarking survey of severance benefits held by executive officers of XenoPort’s peer group performed by Frederic W. Cook & Co., Inc., the board of directors and compensation committee determined that the new severance benefits not requiring a change of control are an important element of retention and motivation of XenoPort’s executive officers and consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits to the company of entering into the new severance rights agreements, including requiring a release of claims against XenoPort as a condition to receiving the severance benefits and removing any rights such executive officer had to an excise tax gross-up payment in the event of a change of control under the prior agreements, were in the best interests of the company.

Other Benefits. XenoPort believes that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as the 401(k) Plan (see the section entitled “Executive Compensation – Employment Agreements and Arrangements – 401(k) Plan”), medical, dental, vision, health and commuter subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the employee stock purchase plan, in each case generally on the same basis as other employees. XenoPort does not currently offer pension or other retirement benefits.

XenoPort provides executive officers with perquisites and benefits that XenoPort and the compensation committee believe are reasonable and consistent with, or less than, what XenoPort’s peer group offers its executive officers. The compensation committee periodically reviews the levels of perquisites and other benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Actions for XenoPort’s Named Executive Officers for 2011 and 2012

In addition to entering into the new severance rights agreements with the named executive officers other than Dr. Cundy as described above, XenoPort’s compensation actions for Dr. Barrett and the other named executive officers are summarized as follows:

Ronald W. Barrett, Ph.D. – Chief Executive Officer

The compensation committee used the approach described above in its recommendation to the board of directors regarding Dr. Barrett’s base salary and long-term incentive compensation for fiscal 2011. In addition, the compensation committee considered the status of Dr. Barrett as the company’s most senior officer, reviewed reported cash and incentive compensation for chief executive officers of certain peer companies as described above and evaluated the role he plays in helping to achieve the company-wide performance objectives.

For fiscal 2011, Dr. Barrett’s base salary was set at $458,522, representing a 2.8% increase from his prior year’s voluntarily-reduced base salary of $446,250, and a 12.7% reduction from the base salary initially set by the board of directors in 2010 of $525,000. In March 2010, in light of the company’s reduction in force and restructuring, Dr. Barrett voluntarily reduced his 2010 base salary by 15%, effective April 1, 2010. In January 2011, upon the compensation committee’s recommendation, the board of directors granted Dr. Barrett stock options to purchase 150,000 shares of common stock and restricted stock units covering 65,000 shares of common stock under the 2005 Equity Incentive Plan, subject to the typical vesting schedules described above. Dr. Barrett had a 2011 target bonus of 90% of base salary, and he earned a bonus of $330,136, representing a payout of 80% of target. The payout was based on an evaluation of Dr. Barrett’s overall leadership and management and was weighted heavily on corporate performance against objectives and the company’s achievements during the year and the compensation committee’s determination that the corporate weighted performance objectives under the annual cash bonus award program had been met at a level of 80%. The compensation committee further determined that Dr. Barrett had performed at a level of 80% of target with respect to his individual weighted performance objectives and the company’s corporate objectives, including Dr. Barrett’s role in: leading the company through to the ultimate approval of Horizant in the United States and Regnite in Japan; the successful engagement with patient advocacy outreach programs; the filing of the sNDA for Horizant for the management of PHN; the completion of the Phase 2 clinical trial of AP in patients with GERD and subsequent decision not to pursue further development of AP in GERD at this time; achieving agreement with the FDA on an SPA regarding the pivotal Phase 3 clinical trial evaluating AP as a treatment for spasticity in MS patients; the initiation of the Phase 3 AP MS spasticity clinical trial and a Phase 3 open label safety extension trial; the completion of the Phase 2 clinical trial evaluating XP21279 as a potential treatment for Parkinson’s disease and subsequent decision to defer further investment in XP21279 pending further analysis and discussions; the identification of XP23829 as an IND candidate and initiation of preclinical studies and development work to support an IND filing in 2012; the ongoing outreach to the investor community; and the strength of his leadership and strategies for the company’s long-term future.

In January 2012, Dr. Barrett’s base salary for fiscal 2012 was set by the board of directors at $469,985, representing a 2.5% increase from his prior year’s base salary, and still 10.5% lower than the base salary initially set by the board of directors in 2010. Upon the compensation committee’s recommendation, the board of directors granted Dr. Barrett stock options to purchase 75,000 shares of common stock and restricted stock units covering 75,000 shares of common stock under the 2005 Equity Incentive Plan to reflect the board of directors’ assessment of Dr. Barrett’s individual performance for the 2011 performance period as well as Dr. Barrett’s on-going contributions to the company. The stock option award is subject to the typical vesting schedule described above. In light of the board of directors’ efforts to retain and motivate its employees, the restricted stock units vest annually over a three-year period instead of over the typical four years, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. In addition, Dr. Barrett’s target bonus under the company’s Corporate Bonus Plan for the 2012 performance period was maintained at 90% of base salary.

William G. Harris – Senior Vice President of Finance and Chief Financial Officer

For fiscal 2011, Mr. Harris’ base salary was set at $351,405, representing a 2.8% increase from his 2010 base salary of $342,000. In January 2011, Mr. Harris received stock options to purchase 50,000 shares of common stock and restricted stock units covering 25,000 shares of common stock under the 2005 Equity Incentive Plan, subject to the typical vesting schedules described above. Mr. Harris had a 2011 target bonus of 40% of base salary, and he earned a bonus of $115,964, representing a payout of 82.5% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Mr. Harris had performed at a level of 85% of target with respect to his individual weighted performance objectives, including Mr. Harris’ role in: the company’s successful maintenance of effective Sarbanes-Oxley 404 controls and procedures and obtaining unqualified audit opinions of the company’s independent registered public accounting firm with no material weaknesses or significant deficiencies noted in connection with the 2011 fiscal year integrated audit; the company not exceeding its publicly-disclosed cash burn guidance for the 2011 fiscal year; and the company’s ongoing communication outreach with the company’s stockholders and the investor community.

For fiscal 2012, Mr. Harris’ base salary was set at $360,190, representing a 2.5% increase from his prior year’s base salary. Mr. Harris received stock options to purchase 30,000 shares of common stock and restricted stock units covering 30,000 shares of common stock under the 2005 Equity Incentive Plan. The stock option award is subject to the typical vesting schedule described above. In light of the board of directors’ efforts to retain and motivate its employees, the restricted stock units vest annually over a three-year period instead of over the typical four years, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. In addition, Mr. Harris’ target bonus under the company’s Corporate Bonus Plan for the 2012 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents.

Vincent J. Angotti – Senior Vice President, Chief Commercialization Officer

For fiscal 2011, Mr. Angotti’s base salary was set at $405,863, representing a 2.8% increase from his 2010 base salary of $395,000. In January 2011, Mr. Angotti received stock options to purchase 50,000 shares of common stock and restricted stock units covering 25,000 shares of common stock under the 2005 Equity Incentive Plan, subject to the typical vesting schedules described above. Mr. Angotti had a 2011 target bonus of 40% of base salary, and he earned a bonus of $133,935, representing a payout of 82.5% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Mr. Angotti had performed at a level of 85% of target with respect to his individual weighted performance objectives, including Mr. Angotti’s role in the commercial launch of Horizant and his efforts to work with GSK to improve its promotional efforts; working towards a development and corporate strategy for AP as a potential treatment for spasticity; completing a strategic portfolio review that enabled key corporate resource emphasis decisions; and increasing his management role within the company.

For fiscal 2012, Mr. Angotti’s base salary was set at $416,009, representing a 2.5% increase from his prior year’s base salary. Mr. Angotti received stock options to purchase 50,000 shares of common stock and restricted stock units covering 30,000 shares of common stock under the 2005 Equity Incentive Plan. The stock option award is subject to the typical vesting schedule described above. In light of the board of directors’ efforts to retain and motivate its employees, the restricted stock units vest annually over a three-year period instead of over the typical four years, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. In addition, Mr. Angotti’s target bonus under the company’s Corporate Bonus Plan for the 2012 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents.

Kenneth C. Cundy, Ph.D. – Senior Vice President of Preclinical and Clinical Sciences

For fiscal 2011, Dr. Cundy’s base salary was set at $353,600, representing a 4% increase from his 2010 base salary of $340,000. Dr. Cundy’s base salary increase for 2011 was greater than the other executive officers due to his increased responsibilities in managing clinical sciences starting in November 2010. In January 2011, Dr. Cundy received stock options to purchase 50,000 shares of common stock and restricted stock units covering 25,000 shares of common stock under the 2005 Equity Incentive Plan, subject to the typical vesting schedules described above. Dr. Cundy had a 2011 target bonus of 40% of base salary, and he earned a bonus of $113,152, representing a payout of 80% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Dr. Cundy had performed at a level of 80% of target with respect to his individual weighted performance objectives, including Dr. Cundy’s role in Horizant receiving regulatory approval in the United States and the significant progress towards Regnite receiving regulatory approval in Japan; the submission of an sNDA for Horizant for the management of PHN; management of the relationships with Astellas and GSK; development strategies and clinical trial design for AP in GERD and spasticity and XP21279 in Parkinson’s disease; initiating preclinical studies and development work for XP23829 as an IND candidate; and achievement of department budgeting goals.

For fiscal 2012, Dr. Cundy’s base salary was set at $362,440, representing a 2.5% increase from his prior year’s base salary. Dr. Cundy received stock options to purchase 30,000 shares of common stock and restricted stock units covering 30,000 shares of common stock under the 2005 Equity Incentive Plan. The stock option award is subject to the typical vesting schedule described above. In light of the board of directors’ efforts to retain and motivate its employees, the restricted stock units vest annually over a three-year period instead of over the typical four years, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. In addition, Dr. Cundy’s target bonus under the company’s Corporate Bonus Plan for the 2012 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents.

David R. Savello, Ph.D. – Senior Vice President of Development Operations

For fiscal 2011, Dr. Savello’s base salary was set at $351,919, representing a 2.8% increase from his 2010 base salary of $342,500. In January 2011, Dr. Savello received stock options to purchase 40,000 shares of common stock and restricted stock units covering 20,000 shares of common stock under the 2005 Equity Incentive Plan, subject to the typical vesting schedules described above. Dr. Savello had a 2011 target bonus of 40% of base salary, and he earned a bonus of $112,614, representing a payout of 80% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Dr. Savello had performed at a level of 80% of target with respect to his individual weighted performance objectives, including Dr. Savello’s role in GSK’s submission of an sNDA for Horizant for the management of PHN; managing clinical trial operations for the Phase 2 clinical trial of AP in GERD, the Phase 3 clinical trial of AP in spasticity in MS and the Phase 2 clinical trial of XP21279 in Parkinson’s disease; overseeing manufacturing of clinical and preclinical supplies of product candidates; and achievement of department budgeting and organizational and staffing goals.

For fiscal 2012, Dr. Savello’s base salary was set at $360,717, representing a 2.5% increase from his prior year’s base salary. Dr. Savello received stock options to purchase 30,000 shares of common stock and restricted stock units covering 30,000 shares of common stock under the 2005 Equity Incentive Plan. The stock option award is subject to the typical vesting schedule described above. In light of the board of directors’ efforts to retain and motivate its employees, the restricted stock units vest annually over a three-year period instead of over the typical four years, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. In addition, Dr. Savello’s target bonus under the company’s Corporate Bonus Plan for the 2012 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Accounting and Tax Considerations

XenoPort accounts for stock-based awards exchanged for employee services in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, XenoPort is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require the company to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Code limits XenoPort to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Although the company had, prior to 2009, not paid any executive officer in a taxable year that is subject to the deduction limit in excess of $1.0 million, such compensation in 2009 did, or in future years may, exceed such deduction limits. In that event, the company will evaluate with its tax advisors whether such compensation may be deemed “performance-based compensation” within the meaning of the Code. The company and the compensation committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders.

Summary

The compensation committee believes that the executive leadership of XenoPort is an important component of its success and that the compensation package offered to executive officers is a key element in attracting and retaining the appropriate personnel. Through the compensation arrangements described above, a significant portion of XenoPort’s executive compensation program is contingent upon individual and company-wide performance, and realization of benefits by XenoPort’s executive officers is closely linked to increases in long-term stockholder value. XenoPort remains committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period. The compensation committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders, including taking into account the stockholders’ advisory vote in Proposal 4 of this proxy statement. The compensation committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the compensation committee feels it is necessary and/or appropriate as a measure to motivate, retain and/or reward XenoPort’s executive officers.

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009, compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and three other most highly compensated executive officers at December 31, 2011. The individuals listed in the table below are referred to in this proxy statement as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Ronald W. Barrett, Ph.D.	2011	458,522	—		595,400	886,560	330,136	774(4)	2,271,392
Chief Executive Officer	2010	465,937	—		2,713,000	503,432	—	774(4)	3,683,143
	2009	500,000	—		—	1,724,305	300,000	414(4)	2,524,719

William G. Harris	2011	351,405	—		229,000	295,520	115,964	414(4)	992,303
Senior Vice President of Finance and Chief Financial Officer	2010	342,000	—		439,450	503,432	—	414(4)	1,285,296
	2009	330,000	—		103,200	438,914	118,800	5,404(5)	996,318

Vincent J. Angotti	2011	405,863	—		229,000	295,520	133,935	180(4)	1,064,497
Senior Vice President, Chief Commercialization Officer	2010	395,000	790	(6)	439,450	566,361	—	147,047(7)	1,548,648
	2009	384,000	30,000	(8)	103,200	438,914	142,080	602,137(9)	1,700,331

Kenneth C. Cundy, Ph.D.	2011	353,600	—		229,000	295,520	113,152	414(4)	991,686
Senior Vice President of Preclinical and Clinical Sciences

David R. Savello, Ph.D.	2011	351,919	—		183,200	236,416	112,614	2,286(4)	886,434
Senior Vice President of Development Operations	2010	342,500	—		439,450	503,432	—	2,286(4)	1,287,668
	2009	330,000	—		90,300	384,050	122,100	1,188(4)	927,638

(1)	Unless otherwise indicated, the dollar amounts in this column represent the full grant date fair value calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, or FASB ASC Topic 718, for restricted stock unit awards or performance stock unit awards granted during the fiscal year. The grant date fair value of the performance stock unit awards were calculated using a lattice valuation model as discussed in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC.
(2)	The dollar amounts in this column represent the full grant date fair value of stock option awards granted during the fiscal year. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC.
(3)	Represents cash award amounts for achievement of certain corporate and individual goals pursuant to the XenoPort, Inc. Corporate Bonus Plan.
(4)	Represents life insurance premiums paid by XenoPort.
(5)	Consists of $4,990 for the forgiveness of accrued interest of a loan in principal amount of $100,000 and $414 in life insurance premiums paid by XenoPort.

(6)	Represents a discretionary spot bonus award for Mr. Angotti’s extensive business travel.
(7)	Consists of $146,867 for relocation and housing expenses and $180 in life insurance premiums paid by XenoPort.
(8)	Represents a retention bonus paid in May 2009 on the first anniversary of Mr. Angotti’s employment start date, pursuant to the terms of his negotiated offer letter.
(9)	Consists of $601,957 for relocation and housing expenses and $180 in life insurance premiums paid by XenoPort.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2011.

2011 Grants of Plan-Based Awards Table

		Date of Board or Compensation Committee Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date (1)		Target ($)	Maximum ($)
Ronald W. Barrett, Ph.D.	—	—	412,670	619,005	—	—	—	—
	1/13/11	1/12/11	—	—	—	150,000	9.16	886,560
	1/13/11	1/12/11	—	—	65,000	—	—	595,400

William G. Harris	—	—	140,562	210,843	—	—	—	—
	1/13/11	1/12/11	—	—	—	50,000	9.16	295,520
	1/13/11	1/12/11	—	—	25,000	—	—	229,000

Vincent J. Angotti	—	—	162,345	243,518	—	—	—	—
	1/13/11	1/12/11	—	—	—	50,000	9.16	295,520
	1/13/11	1/12/11	—	—	25,000	—	—	229,000

Kenneth C. Cundy, Ph.D.	—	—	141,440	212,160	—	—	—	—
	1/13/11	1/12/11	—	—	—	50,000	9.16	295,520
	1/13/11	1/12/11	—	—	25,000	—	—	229,000

David R. Savello, Ph.D.	—	—	140,768	211,151	—	—	—	—
	1/13/11	1/12/11	—	—	—	40,000	9.16	236,416
	1/13/11	1/12/11	—	—	20,000	—	—	183,200

(1)	Grant date of the stock option or restricted stock unit award.
(2)	The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2011 pursuant to the XenoPort, Inc. Corporate Bonus Plan. The XenoPort, Inc. Corporate Bonus Plan requires that the company achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. Target amounts represent 90% of 2011 base salary for Dr. Barrett; and 40% of 2011 base salary for each of Mr. Harris, Mr. Angotti, Dr. Cundy and Dr. Savello. Maximum amounts represent 135% of 2011 base salary for Dr. Barrett; and 60% of 2011 base salary for each of Mr. Harris, Mr. Angotti, Dr. Cundy and Dr. Savello. For a description of XenoPort’s annual cash bonus award program, see “Compensation Discussion and Analysis – Executive Compensation Program – Corporate Bonus Plan.”
(3)	Restricted stock unit awards were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(4)	Stock options were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(5)	Represents the grant date fair value of such stock option award or restricted stock unit award as determined in accordance with FASB ASC Topic 718. Stock options are valued using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Letter Agreement with Vincent J. Angotti

In May 2008, we extended an offer to Vincent J. Angotti to become our senior vice president, chief commercialization officer. Mr. Angotti’s employment is at-will, and either we or Mr. Angotti may terminate his employment at any time for any reason. Pursuant to the terms of his offer letter, Mr. Angotti’s annual base salary was initially set at $375,000, subject to annual renewal, and he is eligible to earn an annual performance bonus under our corporate bonus plan, which was initially set at 40% of base salary, based on the achievement of corporate goals for 2008 and based on the achievement of both corporate goals and individual goals thereafter. Mr. Angotti was granted: (i) incentive stock options to purchase 9,388 shares of common stock under the terms of the 2005 Equity Incentive Plan; (ii) a new employee inducement stock award consisting of nonqualified stock options to purchase 140,612 shares of common stock; and (iii) a new employee inducement stock award consisting of restricted stock units for 10,000 shares of common stock. The stock options have a ten-year term, have an exercise price equal to the fair market value of the company’s common stock on the date of grant and vest over four years, with 25% cliff vesting on the first anniversary of the grant date and 1/48th of the shares subject to the options vesting monthly thereafter. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. The inducement stock awards were granted outside of the 2005 Equity Incentive Plan, approved by the independent members of the board of directors and granted as an inducement material to Mr. Angotti’s employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). Mr. Angotti received a sign-on bonus of $50,000, and he received a retention bonus of $30,000 on the first anniversary of his May 1, 2008 employment start date. The offer letter also provides that Mr. Angotti is entitled to: (i) approximately $200,000 in relocation assistance; (ii) reimbursement for the cost of reasonable temporary housing in the Bay Area and travel expenses until September 1, 2009 (which was subsequently extended by the compensation committee to December 31, 2009) or the earlier sale or rental of his house in New Jersey; and (iii) additional housing assistance not to exceed $500,000 in connection with the purchase of a home in the Bay Area by Mr. Angotti. The terms of the offer letter also provide for the provision of standard employee benefits.

Change of Control and Severance Rights Arrangements

Change of Control Agreements in effect as of December 31, 2011

In 2007, we entered into change of control agreements with Drs. Barrett, Cundy and Savello and Mr. Harris. In 2008, in connection with his joining the company, we entered into a change of control agreement with Mr. Angotti. Each of these agreements was in effect as of December 31, 2011. As noted below, the change of control agreements with Drs. Barrett and Savello and Messrs. Harris and Angotti were each superseded and replaced by a severance rights agreement we entered into with each of these named executive officers in February 2012. Dr. Cundy’s change of control agreement, however, remains in full force and effect. Pursuant to the terms of these change of control agreements, if the named executive officer’s employment was terminated without cause or terminated by the named executive officer for good reason within the 12 months following a change of control of the company, then the named executive officer would have been (or would be in the case of Dr. Cundy) entitled to the following benefits:

•	acceleration of vesting of all of the named executive officer’s outstanding unvested options to purchase common stock and restricted stock units;

•	continued payment of the named executive officer’s base salary for six months for Drs. Cundy and Savello and 12 months for Dr. Barrett and Messrs. Angotti and Harris; and

•	reimbursement for six months of continued healthcare coverage for Drs. Cundy and Savello and 12 months of continued healthcare coverage for Dr. Barrett and Messrs. Angotti and Harris.

In addition, pursuant to these agreements, if any benefits that such named executive officer would have been (or would be in the case of Dr. Cundy) entitled to receive under his agreement constituted parachute payments under Section 280G of the Code and were subject to the related excise tax, then the benefits would be reduced so that they would not be subject to the excise tax; provided, however, that such reduction would occur only if it did not result in a 10% or greater reduction in the amount of benefits for the named executive officer. If such reduction would result in a 10% or greater reduction in the amount of benefits for the named executive officer, then the benefits would not be reduced and the named executive officer would have received (or would receive in the case of Dr. Cundy) an additional tax gross-up payment with respect to federal and state excise tax obligations; provided, however, that such tax gross-up payments would not have exceeded $10,000,000 for Dr. Barrett and would not have exceeded (or will not exceed in the case of Dr. Cundy) $3,000,000 for each of the other named executive officers.

For purposes of these change of control agreements, a change of control included (and for Dr. Cundy includes) our merger, consolidation or reorganization after which our stockholders own 50% or less of the surviving corporation, our liquidation or a sale of all or substantially all of our assets.

Current Severance Rights Agreements with Ronald W. Barrett, Ph.D., Vincent J. Angotti, William Harris and David R. Savello, Ph.D.

On February 9, 2012, we entered into new severance rights agreements with Drs. Barrett and Savello and Messrs. Angotti and Harris, which replace and supersede the prior change of control agreements between each such executive and the company described above. These new agreements addressed recent changes in applicable laws, provided for more internally consistent severance benefits consistent with market standards as well as eliminated any existing rights the applicable executive had to receive a “golden parachute” tax gross-up. Dr. Cundy decided not to enter into the new severance rights agreement with the company, and, consequently, the change of control agreement previously entered into with Dr. Cundy remains in place.

Pursuant to his new severance rights agreement, or the CEO Severance Rights Agreement, Dr. Barrett is eligible to receive:

•

in the event of a termination by the company without cause and other than as a result of death of disability, or a resignation by Dr. Barrett for good reason, either such termination, a Qualifying CEO Termination, in either case with such termination occurring outside of the period beginning three months prior to, and ending 18 months after the closing of, a change of control, such 21-month period, the Change of Control Period:

•	continued payment of his base salary for 18 months,

•	a prorated bonus that would have been earned for the year of termination, paid in a lump sum, and

•	reimbursement for 18 months of continued healthcare coverage; and

•	in the event of a Qualifying CEO Termination during the Change of Control Period:

•	continued payment of his base salary for 24 months,

•	200% of his target bonus for the year of termination, paid over 24 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	reimbursement for 24 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of his equity awards.

The vesting of Dr. Barrett’s performance-based equity award that was granted in May 2010 is not subject to acceleration under the CEO Severance Rights Agreement and remains subject to the terms of the applicable award agreement. The CEO Severance Rights Agreement does not contain a 280G excise tax gross-up provision, and Dr. Barrett would be required to agree to a release of claims against the company to receive any severance benefits included in the CEO Severance Rights Agreement.

Under the new severance rights agreements with Dr. Savello and Messrs. Harris and Angotti, each referred to as an Executive Officer Severance Rights Agreement, such executives are each eligible to receive:

•

in the event of a termination by the company without cause and other than as a result of death or disability, or a resignation by the executive officer for good reason, either such termination, a Qualifying Termination, in either case with such termination occurring outside of the Change of Control Period:

•	continued payment of the executive officer’s annual base salary for 12 months,

•	a prorated bonus that would have been earned by the executive officer for the year of termination, paid in a lump sum, and

•	reimbursement for 12 months of continued healthcare coverage; and

•	in the event of a Qualifying Termination during the Change of Control Period:

•	continued payment of the executive officer’s annual base salary for 18 months,

•	150% of the executive officer’s target bonus for the year of termination, paid over 18 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	reimbursement for 18 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of the executive officer’s equity awards.

The Executive Officer Severance Rights Agreements do not contain a 280G excise tax gross-up provision, and each executive officer would be required to agree to a release of claims against the company to receive any severance benefits included in the Executive Officer Severance Rights Agreement.

For purposes of these severance rights agreements, a change of control includes our merger, consolidation or similar transaction after which our stockholders own 50% or less of the voting power of the surviving corporation, our dissolution or liquidation or a sale, lease, exclusive license or disposition of all or substantially all of our assets.

Equity Plan Arrangements

Our 1999 Stock Plan provides that in the event of specified change of control transactions, including a merger with or into another corporation or the sale of substantially all of our assets, all outstanding options under the plan may be either assumed or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such change of control transaction.

Our 2005 Equity Incentive Plan and 2010 Inducement Award Plan, as amended, provide that, in the event of certain significant corporate transactions, all outstanding stock awards under the respective plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. In addition, our board of directors has adopted and approved forms of a stock option agreement and a restricted stock unit award agreement under our 2005 Equity Incentive Plan and 2010 Inducement Award Plan that provide that all shares subject to each stock option award or stock unit award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a specified change-in-control transaction, including a merger with or into another corporation or the sale of substantially all of our assets. Similarly, a performance stock unit award granted to Dr. Barrett will accelerate in measurement and vesting (proportional to how much of the three-year vesting period has expired) in the event Dr. Barrett is terminated without cause, resigns for good reason or dies, and, if such termination, resignation or death happens within 12 months following a change-in-control transaction, the performance stock unit award will immediately vest in full.

Stock Awards

We currently grant stock awards to executive officers under our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was established to provide XenoPort employees with an opportunity to participate in XenoPort’s long-term performance. Except with respect to stock awards granted to our chief executive officer, our board of directors has delegated its authority to administer the 2005 Equity Incentive Plan to our compensation committee, referred to as the plan administrator. We also have granted new employee inducement stock awards, both as independent grants and under our 2010 Inducement Award Plan, approved by the independent members of the board of directors or the independent compensation committee, outside of the 2005 Equity Incentive Plan to new executive officers and employees as an inducement material to their employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms of the new employee inducement stock awards granted independently and under our 2010 Inducement Award Plan are consistent with those granted under the 2005 Equity Incentive Plan. The following is a description of permissible terms of stock awards under the 2005 Equity Incentive Plan, 2010 Inducement Award Plan and new employee inducement stock awards granted outside of any plan:

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Stock Option Exercise Price. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. Only nonstatutory stock options are granted under the 2010 Inducement Award Plan and as new employee inducement stock awards outside of any plan. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. Options vest at the rate specified by the plan administrator.

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Stock Option Term. Generally, the plan administrator determines the term of stock options granted, up to a maximum of ten years (except in the case of certain incentive stock options under the 2005 Equity Incentive Plan, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability, death or following a change of control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of up to 12 months in the event of disability and up to 18 months in the event of death. If an optionee’s relationship with us, or any of our affiliates, ceases within 12 months following a specified change of control transaction, the optionee may exercise any vested options for a period of up to 12 months following the effective date of such a transaction. In no event, however, may an option be exercised beyond the expiration of its term.

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Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash or check; (2) a broker-assisted cashless exercise; (3) the tender of common stock previously owned by the optionee; (4) a net exercise of the option; (5) a deferred payment arrangement; and (6) other legal consideration approved by the plan administrator.

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Restricted Stock Unit Awards. Acceptable consideration to be paid, if any, for each share of common stock subject to a restricted stock unit may be paid in any form of legal consideration as determined by the plan administrator. A stock unit award may be settled by the delivery of shares of common stock, or their cash equivalent or any other form of consideration as determined by the plan administrator. The plan administrator may impose vesting restrictions or conditions on the stock unit awards as it deems appropriate.

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Stock Award Transfer. Unless the plan administrator provides otherwise, stock awards generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

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Corporate Transactions. In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Equity Incentive Plan and 2010 Inducement Award Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (1) the value of the property that the optionee would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

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Severance and Changes of Control. Our board of directors has adopted and approved forms of stock option and stock unit agreements under the plans that provide that all shares subject to each stock award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction. Similarly, a performance stock unit award granted to Dr. Barrett will accelerate in measurement and vesting (proportional to how much of the three-year vesting period has expired) in the event Dr. Barrett is terminated without cause, resigns for good reason or dies, and, if such termination, resignation or death happens within 12 months following a change of control transaction, the performance stock unit award will immediately vest in full.

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Performance Stock Unit Award. In 2010, our board of directors granted a performance stock unit award to Dr. Barrett. The performance stock unit award is scheduled to vest three years from the date of grant, on May 13, 2013. The target, or nominal, amount of shares of common stock that is subject to issuance under the performance stock unit award is 100,000. The actual number of shares of common stock subject to this performance stock unit award would be between 0% and 200% of the target amount, depending upon the company’s total stockholder return as compared to the total stockholder return of a group of pre-selected pharmaceutical companies over a performance period ending on the third anniversary of the grant date (subject to certain acceleration of measurement and vesting in the event Dr. Barrett is terminated without cause, resigns for good reason or dies, and, if such termination, resignation or death happens within 12 months following a change of control transaction, such performance stock unit award would immediately vest in full). The company’s total stockholder return performance at the 40th percentile of the comparable companies and below would result in the issuance of no shares, performance at the 50th percentile would result in the issuance of 50% of the target shares, performance at the 65th percentile would result in the issuance of 100% of the target shares, performance at the 75th percentile would result in the issuance of 150% of the target shares and performance at the 85th percentile or above would result in the issuance of 200% of the target shares. Performance between these points would be scaled.

Prior to June 2005, we granted options under our 1999 Stock Plan. The 1999 Stock Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 1999 Stock Plan has terminated, all outstanding options will continue to be governed by their existing terms.

Corporate Bonus Plan – Annual Cash Bonus Awards

XenoPort maintains an annual cash bonus award program to reward executive officers and other employees for attaining company-wide and individual performance objectives. For more information regarding our annual cash bonus award program, see “Compensation Discussion and Analysis – Executive Compensation Program – Corporate Bonus Plan.”

401(k) Plan

Our employees, including executive officers, are eligible to participate in our 401(k) Plan. Our 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. Our 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $16,500 in 2011. Employee contributions are held and invested by the plan’s trustee. Our 401(k) Plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In July 2011, following a recommendation by our compensation committee, our board of directors approved a 401(k) Plan employer match program, effective January 1, 2012. Pursuant to the program, the company matches 50% on the first 4% of an employee’s base pay contributions to the 401(k) Plan, subject to certain vesting requirements for new hires.

Additional Benefits

Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as medical, dental, vision, health and community subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts, spot bonus award program and the employee stock purchase plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of December 31, 2011.

Outstanding Equity Awards At December 31, 2011 Table

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not	Award Grant Date
Name		Exercisable	Unexercisable	Price	Date	Vested (#)	Vested	Vested (#)	Vested
Ronald W. Barrett, Ph.D.	(1)	18,518	—	$2.70	10/01/2013	—	—	—	—	10/01/2003
	(2)	66,666	—	$2.70	03/31/2014	—	—	—	—	03/31/2004
	(2)	66,666	—	$6.00	01/04/2015	—	—	—	—	01/04/2005
	(3)	75,000	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(3)	75,000	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(3)	68,541	1,459	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(4)	—	—	—	—	1,250	$4,763	—	—	01/30/2008
	(3)	80,208	29,792	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(3)	19,166	20,834	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(4)	—	—	—	—	30,000	$114,300	—	—	01/13/2010
	(5)	—	—	—	—	—	—	100,000	$381,000	05/13/2010
	(3)	34,375	115,625	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(4)	—	—	—	—	65,000	$247,650	—	—	01/13/2011

William G. Harris	(6)	15,000	—	$1.80	01/23/2013	—	—	—	—	01/23/2003
	(2)	10,000	—	$2.70	10/01/2013	—	—	—	—	10/01/2003
	(2)	16,666	—	$2.70	03/31/2014	—	—	—	—	03/31/2004
	(2)	16,666	—	$6.00	01/04/2015	—	—	—	—	01/04/2005
	(3)	37,500	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(3)	30,000	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(3)	15,666	334	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(4)	—	—	—	—	500	$1,905	—	—	01/30/2008
	(3)	20,416	7,584	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(4)	—	—	—	—	2,000	$7,620	—	—	01/28/2009
	(3)	19,166	20,834	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(4)	—	—	—	—	3,750	$14,288	—	—	01/13/2010
	(7)	—	—	—	—	30,000	$114,300	—	—	03/12/2010
	(3)	11,458	38,542	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(4)	—	—	—	—	25,000	$95,250	—	—	01/13/2011

Vincent J. Angotti	(8)	7,823	1,565	$42.59	05/01/2018	—	—	—	—	05/01/2008
	(9)	120,106	20,506	$42.59	05/01/2018	—	—	—	—	05/01/2008
	(10)	—	—	—	—	2,500	$9,525	—	—	05/01/2008
	(3)	20,416	7,584	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(4)	—	—	—	—	2,000	$7,620	—	—	01/28/2009
	(3)	21,562	23,438	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(4)	—	—	—	—	3,750	$14,288	—	—	01/13/2010
	(7)	—	—	—	—	30,000	$114,300	—	—	03/12/2010
	(3)	11,458	38,542	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(4)	—	—	—	—	25,000	$95,250	—	—	01/13/2011

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not	Award Grant Date
Name		Exercisable	Unexercisable	Price	Date	Vested (#)	Vested	Vested (#)	Vested
Kenneth C. Cundy, Ph.D.	(11)	9,805	—	$1.80	01/23/2013	—	—	—	—	01/23/2003
	(12)	14,166	—	$2.70	10/01/2013	—	—	—	—	10/01/2003
	(2)	37,036	—	$2.70	03/31/2014	—	—	—	—	03/31/2004
	(2)	29,166	—	$6.00	01/04/2015	—	—	—	—	01/04/2005
	(3)	32,500	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(3)	37,500	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(3)	17,625	375	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(4)	—	—	—	—	625	$2,381			01/30/2008
	(3)	25,520	9,480	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(4)	—	—	—	—	2,500	$9,525			01/28/2009
	(3)	19,166	20,834	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(4)	—	—	—	—	3,750	$14,288	—	—	01/13/2010
	(7)	—	—	—	—	30,000	$114,300	—	—	03/12/2010
	(3)	11,458	38,542	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(4)	—	—	—	—	25,000	$95,250	—	—	01/13/2011

David R. Savello, Ph.D.	(3)	21,978	—	$13.42	09/08/2015	—	—	—	—	09/08/2005
	(13)	26,569	—	$13.42	09/08/2015	—	—	—	—	09/08/2005
	(3)	5,000	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(3)	15,000	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(3)	60,000	—	$27.91	02/16/2017	—	—	—	—	02/16/2007
	(3)	15,666	334	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(4)	—	—	—	—	500	$1,905	—	—	01/30/2008
	(3)	17,864	6,636	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(4)	—	—	—	—	1,750	$6,668	—	—	01/28/2009
	(3)	19,166	20,834	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(4)	—	—	—	—	3,750	$14,288	—	—	01/13/2010
	(7)	—	—	—	—	30,000	$114,300	—	—	03/12/2010
	(3)	9,166	30,834	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(4)	—	—	—	—	20,000	$76,200	—	—	01/13/2011

(1)	The stock option was granted pursuant to our 1999 Stock Plan and was exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. Of the original grant covering 33,332 shares, 1,722 shares vested monthly from August 1, 2006 through January 1, 2007 and an aggregate of 23,000 shares vested monthly from February 1, 2007 to July 1, 2007.
(2)	The stock option was granted pursuant to our 1999 Stock Plan and was exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. The option vested monthly over a four-year period from the date of grant.
(3)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vested or vests, as the case may be, monthly over a four-year period from the date of grant.
(4)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% of the restricted stock unit vesting on each anniversary of the grant date. The number of shares underlying the stock awards does not reflect the shares that vested and were released prior to December 31, 2011. The market value of the stock award is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market as of December 30, 2011, the last trading day of the year.
(5)

The performance stock unit award was granted pursuant to our 2005 Equity Incentive Plan and is scheduled to vest three years from the date of grant on May 13, 2013. The target, or nominal, amount of shares of common stock that are subject to issuance under the performance stock unit award is 100,000. The actual number of shares of common stock subject to the award will be between 0% and 200% of the target amount, depending upon the company’s total stockholder return as compared to the total stockholder returns of a group of pre-selected pharmaceutical companies over a performance period ending on the third anniversary of the grant date (subject to certain acceleration of measurement and vesting in the event Dr. Barrett is terminated without cause, resigns for good reason or dies, and, if such termination, resignation or death happens within 12 months following a change of control transaction, such award will immediately vest in full). The company’s total stockholder return performance at the 40th percentile of the comparable companies and below will result in the issuance of no shares, performance at the 50th percentile will result in the issuance of 50% of the target shares, performance at the 65th percentile will result in the issuance of 100% of the target shares, performance at the 75th percentile will result in the issuance of 150% of the target shares and performance at the 85th percentile or above will result in the issuance of 200% of the target shares. Performance between these points will be scaled. The market value of the stock award is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market as of December 30, 2011, the last trading day of the year, assuming that the target amount of shares is issued under the award.
(6)	The stock option was granted pursuant to our 1999 Stock Plan and was exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. The option vested monthly from July 1, 2005 to April 1, 2006.
(7)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 25% of the number of shares subject to the grant vesting on each of the first and second anniversaries of the grant date and 50% vesting on the third anniversary of the grant date. The market value of the stock award is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market as of December 30, 2011, the last trading day of the year.
(8)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(9)	The stock option was granted as a new employee inducement stock option outside of the 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(10)	The restricted stock unit award was granted as a new employee inducement stock unit award outside of the 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% vesting on each anniversary of the grant date. The number of shares of stock awards does not reflect the shares that vested and were released prior to December 31, 2011. The market value of the stock award is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market as of December 30, 2011, the last trading day of the year.
(11)	The stock option was granted pursuant to our 1999 Stock Plan. Of the original grant covering 20,000 shares, 549 shares vested on January 1, 2004; 549 shares vested on February 1, 2004; 1,138 shares vested on March 1, 2004; an aggregate of 9,089 shares vested monthly from April 1, 2004 through February 1, 2005; and an aggregate of 8,675 shares vested monthly from March 1, 2005 to February 1, 2007.
(12)	The stock option was granted pursuant to our 1999 Stock Plan. Of the original grant covering 14,166 shares, of which 383 shares vested on February 1, 2006; an aggregate of 10,450 shares vested monthly from March 1, 2006 through January 1, 2007; and an aggregate of 3,333 shares vested on February 1, 2007 and March 1, 2007.
(13)	The stock option was granted pursuant to our 2005 Equity Incentive Plan. Of the original grant covering 40,000 shares, 32,000 shares vested upon the achievement of certain corporate milestones and 8,000 shares vested on the fourth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table sets forth certain information regarding option exercises and the vesting of restricted stock units held by our named executive officers during the fiscal year ended December 31, 2011. The value realized was determined without considering any taxes that may have been owed.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald W. Barrett, Ph.D.	—	—	11,250	101,450
William G. Harris	—	—	12,750	95,190
Vincent J. Angotti	—	—	14,750	107,375
Kenneth C. Cundy, Ph.D.	3,000	18,000	13,125	98,125
David R. Savello, Ph.D.	—	—	12,625	94,215

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

See “Employment Agreements and Arrangements” above for a description of the severance and change of control arrangements for each of the named executive officers.

Change of Control Arrangements as of December 31, 2011

The amount of potential compensation and benefits payable to each named executive officer pursuant to the change of control agreements and arrangements outstanding on December 31, 2011, in various termination and change of control, or COC, situations has been estimated in the table below and assumes that the event occurred on December 31, 2011, the last business day of XenoPort’s last fiscal year. The amounts described below are based on change of control agreements and arrangements outstanding on December 31, 2011, including the change of control agreements that were subsequently replaced and superseded by the severance rights agreements we entered into with each of Dr. Barrett, Mr. Harris, Mr. Angotti and Dr. Savello in February 2012 as described in more detail under “Employment Agreements and Arrangements.” Accordingly, the amounts described below do not take into account the severance rights agreements we entered into with each of Dr. Barrett, Mr. Harris, Mr. Angotti and Dr. Savello in February 2012. Please see “Current Severance Rights Agreements” below.

Named Executive Officer/Termination Event	Base Salary Continuation (1)	Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits (3)
Ronald W. Barrett, Ph.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within 12 months of COC event	$458,522	$26,599	$366,713	$851,834
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—	—	$366,713	$366,713

William G. Harris
• COC: Involuntary termination without cause or voluntary termination for good reason within 12 months of COC event	$351,405	$28,276	$233,363	$613,043
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—	—	$233,363	$233,363

Vincent J. Angotti
• COC: Involuntary termination without cause or voluntary termination for good reason within 12 months of COC event	$405,863	$26,599	$240,983	$673,445
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—	—	$240,983	$240,983

Kenneth C. Cundy, Ph.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within 12 months of COC event	$176,800	$14,138	$235,744	$426,682
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—	—	$235,744	$235,744

David R. Savello, Ph.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within 12 months of COC event	$175,960	$13,300	$213,360	$402,619
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—	—	$213,360	$213,360

(1)	Represents a year of salary for Dr. Barrett, Mr. Harris and Mr. Angotti and six months of salary for Dr. Cundy and Dr. Savello and would have been paid out in accordance with the company’s standard payroll practices over such period.

(2)	The value of restricted stock unit vesting acceleration, stock option vesting acceleration and performance stock unit vesting acceleration, as the case may be, is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market as of December 30, 2011, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares. The performance stock unit award held by Dr. Barrett was valued comparing the company’s total stockholder return on December 31, 2011 to the total stockholder return of the pre-selected companies designated for such award.
(3)	As of December 31, 2011, we had entered into change of control agreements with each of our named executive officers, which provided that if any benefits that the named executive officer would have been (or would be in the case of Dr. Cundy) entitled to receive under his agreement constitute parachute payments under Section 280G of the Code and are subject to the related excise tax, then the benefits would have been (or would be in the case of Dr. Cundy) reduced so that they are not subject to the excise tax; provided, however, that such reduction would have occurred (or would occur in the case of Dr. Cundy) only if it would not have resulted (or would not result in the case of Dr. Cundy) in a 10% or greater reduction in the amount of benefits for the named executive officer. If such reduction would have resulted (or would result in the case of Dr. Cundy) in a 10% or greater reduction in the amount of benefits for the named executive officer, then the benefits would not have been (or would not be in the case of Dr. Cundy) reduced and the named executive officer would have received (or would receive in the case of Dr. Cundy) an additional tax gross-up payment with respect to federal and state excise tax obligations; provided, however, that such gross-up payments would not have exceeded (or would not exceed in the case of Dr. Cundy) $10,000,000 for Dr. Barrett, and $3,000,000 for each of Mr. Harris, Mr. Angotti, Dr. Cundy and Dr. Savello. The change of control agreements provided (and provides for Dr. Cundy) that all determinations regarding applicable excise taxes and all calculations regarding applicable tax gross-up payments will be made by a nationally recognized accounting firm and we will pay all fees and expenses of the accounting firm for such services. Assuming a change of control event on December 31, 2011, we do not believe any of our named executive officers would have been eligible for tax gross-up payments in that instance.

Current Severance Rights Agreements

As described under “Employment Agreements and Arrangements,” on February 9, 2012, each of Dr. Barrett, Mr. Harris, Mr. Angotti and Dr. Savello entered into a severance rights agreement with us. Each of these new severance rights agreements replaced and superseded the prior change of control agreement between each of these named executive officers and us. To provide meaningful disclosure to investors, we estimate in the table below the amount of potential compensation and benefits payable to each of Dr. Barrett, Mr. Harris, Mr. Angotti and Dr. Savello upon a qualifying termination without cause or resignation for good reason that occurs outside of the period commencing three months prior to, and ending 18 months following, a change of control, or the Change of Control Period, and a qualifying termination that occurs within the Change of Control Period, assuming the applicable event occurred on December 31, 2011, the last business day of XenoPort’s last fiscal year, and that each severance rights agreement had instead been in effect on December 31, 2011 and had replaced and superseded the prior change of control agreements between us and each Dr. Barrett, Mr. Harris, Mr. Angotti and Dr. Savello as of that date. As noted above, Dr. Cundy’s change of control agreement remains in effect; accordingly, Dr. Cundy is not included in the table below.

Named Executive Officer/Termination Event	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits
Ronald W. Barrett, Ph.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$917,044	(3)	$825,340	$412,670	(4)	$53,199	$366,713	$2,574,965
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$366,713	$366,713

Named Executive Officer/Termination Event	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$687,783	(5)	—	$330,136	(6)	$39,899	—	$1,057,818

William G. Harris
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$527,108	(3)	$210,843	$140,562	(4)	$42,414	$233,363	$1,154,289
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$233,363	$233,363
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$351,405	(5)	—	$115,964	(6)	$28,276	—	$495,645

Vincent J. Angotti
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$608,795	(3)	$243,518	$162,345	(4)	$39,899	$240,983	$1,295,539
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$240,983	$240,983
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$405,863	(5)	—	$133,935	(6)	$26,599	—	$566,397

David R. Savello, Ph.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$527,879	(3)	$211,151	$140,768	(4)	$39,899	$213,360	$1,133,057
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$213,360	$213,360
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$351,919	(5)	—	$112,614	(6)	$26,599	—	$491,132

(1)	Represents 200% of Dr. Barrett’s target bonus for the year of termination, paid over 24 months, and 150% of each other executive officer’s target bonus for the year of termination, paid over 18 months, assuming a change of control event on December 31, 2011.

(2)	The value of restricted stock unit vesting acceleration, stock option vesting acceleration and performance stock unit vesting acceleration, as the case may be, is based on the closing stock price of $3.81 per share for our common stock as reported on the NASDAQ Global Select Market on December 30, 2011, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares. The performance stock unit award held by Dr. Barrett was valued comparing the company’s total stockholder return on December 31, 2011 to the total stockholder return of the pre-selected companies designated for such award.
(3)	Represents two years of salary for Dr. Barrett and 18 months of salary for Mr. Harris, Mr. Angotti and Dr. Savello and would have been paid out in accordance with the company’s standard payroll practices over such period.
(4)	Represents such executive’s prorated target bonus for the year of termination, paid in a lump sum, assuming a change of control event on December 31, 2011.
(5)	Represents 18 months of salary for Dr. Barrett and 12 months of salary for Mr. Harris, Mr. Angotti and Dr. Savello and would have been paid out in accordance with the company’s standard payroll practices over such period.
(6)	Represents such executive’s prorated bonus that would have been earned by such executive officer for the year of termination, paid in a lump sum, assuming a qualifying termination on December 31, 2011.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and equity awards including stock options to purchase shares of our common stock and restricted stock units for their services as members of our board of directors in accordance with the levels approved by our board of directors upon recommendation by our nominating and corporate governance committee. Directors who are also employees do not receive any fees or equity compensation for service on the board of directors. Dr. Barrett is our only employee director. Our nominating and corporate governance committee periodically reviews the compensation paid to non-employee directors for their service on our board of directors and committees to ensure such compensation properly reflects the responsibilities and risks in being a director, chairperson and/or committee member and recommends any changes considered appropriate to the full board of directors for approval.

In February 2012, the nominating and corporate governance committee retained Frederic W. Cook & Co., Inc. to conduct an independent review of our non-employee director compensation program, including a competitive analysis of industry practices and the director compensation programs among our peer group of companies. Based on the analysis conducted by Frederic W. Cook & Co., Inc., the nominating and corporate governance committee recommended, and the board of directors approved, certain changes to our non-employee director compensation program and described below.

CASH COMPENSATION

Pursuant to our current compensation program for non-employee directors, effective May 1, 2012, each member of our board of directors who is not our employee receives the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board of directors member (paid as a quarterly retainer);

•	$10,000 per year for service as lead independent director of the board of directors (paid as a quarterly retainer);

•

$10,000 per year for service as chairperson of the audit committee, $5,000 per year for service as chairperson of the compensation committee and $5,000 per year for service as chairperson of the nominating and corporate governance committee (each paid as a quarterly retainer); and

•

$2,000 for each board of directors meeting attended in person (or by video or telephone conference), $2,000 for each audit committee meeting attended in person (or by video or telephone conference), $1,000 for each compensation committee meeting attended in person (or by video or telephone conference) and $1,000 for each nominating and corporate governance committee meeting attended in person (or by video or telephone conference). Effective May 1, 2012, the fees for attending meetings of the board of directors by video or telephone conference were increased from $1,000 to $2,000 per meeting and the fees for attending compensation committee meetings and nominating and corporate governance committee meetings were increased from $500 to $1,000 per meeting attended in person (or by video or telephone conference).

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board of directors and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

EQUITY COMPENSATION

Each non-employee director is eligible to receive automatic grants of stock options to purchase shares of our common stock under our 2005 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. Before May 1, 2012, pursuant to the terms of the Directors’ Plan, all individuals who first became a non-employee director after the closing of our initial public offering received a one-time initial option to purchase 25,000 shares of our common stock. Such initial option grants vest in a series of four successive equal annual installments on the first through fourth anniversaries of the non-employee director’s date of election or appointment to our board of directors. Effective May 1, 2012, pursuant to the terms of the Amended and Restated 2005 Non-Employee Directors’ Plan, or the Amended Directors’ Plan, all individuals who first become a non-employee director will receive a one-time initial option to purchase 30,000 shares of our common stock. Such initial option grants will vest monthly over two years from the date of the non-employee director’s election or appointment to our board of directors. In addition, prior to May 1, 2012, any individual who was serving as a non-employee director on the date of each annual meeting of our stockholders received an option to purchase 10,000 shares of our common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Effective May 1, 2012, any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders will receive an option to purchase 15,000 shares of our common stock on such annual meeting date. Such annual option grants will vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under our Directors’ Plan and Amended Directors’ Plan are not intended to qualify as incentive stock options under the Code. The exercise price of options granted under our Directors’ Plan and Amended Directors’ Plan are equal to 100% of the fair market value of our common stock subject to the option on the grant date. As long as the optionee continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. For options granted before May 1, 2012, when the optionee’s service terminates, the optionee may exercise any vested options for a period of 12 months following the cessation of service. For options granted after May 1, 2012, when the optionee’s service terminates, the optionee may exercise any vested options for a period of three years following the cessation of service. All stock options granted under our Directors’ Plan and Amended Directors’ Plan have a term of ten years. In the event of a corporate transaction in which the surviving or acquiring corporation does not assume, continue or substitute for options held by optionees whose service has not previously terminated, the vesting of such options shall accelerate in full. Further, in the event an optionee is removed or is required to resign from his or her position as a non-employee director in connection with a change of control, such optionee’s options would accelerate in full. In addition, after May 1, 2012, any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders will receive a restricted stock award, or RSU, covering 5,000 shares under our 2005 Equity Incentive Plan. Such RSUs vest in full on the one-year anniversary of the RSU grant date, assuming continuous service on such vesting date.

The following table sets forth certain information with respect to the compensation of all non-employee directors of the company for the fiscal year ended December 31, 2011.

Director Compensation for Fiscal 2011 Table

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)(3)	Total
Paul L. Berns	$38,500	$48,889	$87,389
Dennis M. Fenton, Ph.D.	$32,500	$48,889	$81,389
John G. Freund, M.D.	$55,000	$48,889	$103,889
Catherine J. Friedman	$44,000	$48,889	$92,889
Jeryl L. Hilleman	$52,000	$48,889	$100,889
William J. Rieflin	$31,000	$48,889	$79,889
Wendell Wierenga, Ph.D.	$33,500	$48,889	$82,389

(1)	Ronald W. Barrett, Ph.D., the company’s chief executive officer, is not included in this table as he is an employee of the company and receives no compensation for service as a director. The compensation received by Dr. Barrett as an employee of the company is shown in the Summary Compensation Table.
(2)	The dollar amounts in this column represent the full grant date fair value of stock option awards granted during the year ended December 31, 2011. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC.
(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2011 was as follows: 72,500 shares for Mr. Berns; 45,000 shares for Dr. Fenton; 70,000 shares for Dr. Freund; 65,000 shares for Ms. Friedman; 86,666 shares for Ms. Hilleman; 187,656 shares for Mr. Rieflin; and 70,000 shares for Dr. Wierenga.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR REVIEW OF RELATED-PARTY TRANSACTIONS

Pursuant to the requirements set forth in the applicable Nasdaq listing standards and as set forth in the written charter of the audit committee of our board of directors, the audit committee is charged with reviewing and providing oversight of all related-party transactions for potential conflict-of-interest situations and is also responsible for approving such related-party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our officers, directors and employees are required to report to a compliance officer under the Code of Business Conduct and Ethics any such related-party transaction. In approving or rejecting a proposed related-party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to XenoPort, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. The audit committee will approve only those related-party transactions that, in light of the known circumstances, are in, or are not inconsistent with, the best interests of XenoPort, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Indemnification Agreements

Our bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents as set forth in Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or executive officer in connection with certain legal proceedings. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Consulting Arrangement

In May 2011, we engaged McKinsey & Company, Inc. United States, or McKinsey, to perform consulting services. The company expensed $1,011,000 in 2011 in connection with this engagement. Catherine J. Friedman, a member of our board of directors, is the spouse of Jon R. Duane, an employee of McKinsey. Ms. Friedman’s interest in the transaction, computed without regard to the amount of profit or loss, is limited to the extent Mr. Duane receives compensation as an employee of McKinsey. Our audit committee reviewed the transaction with McKinsey in light of the relevant facts and circumstances available, and approved such transaction in accordance with our policies and procedures for review of related-party transactions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XenoPort stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or XenoPort. Direct your written request to XenoPort, Inc., Attention: Investor Relations, at 3410 Central Expressway, Santa Clara, California 95051 or contact XenoPort Investor Relations at (408) 616-7200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gianna M. Bosko

Secretary

April     , 2012

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: XenoPort, Inc., Secretary, 3410 Central Expressway, Santa Clara, California 95051.

Appendix A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XENOPORT, INC.

XENOPORT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is XenoPort, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 19, 1999 under the name of “Aardvark, Inc.”

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section A of ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this             day of May, 2012.

Ronald W. Barrett, Ph.D. Chief Executive Officer

FORM OF PROXY CARD

You can now access your XenoPort, Inc. account online.

Access your XenoPort, Inc. account online via Investor ServiceDirect® (ISD).

the transfer agent for XenoPort, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY

XENOPORT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012

The undersigned hereby appoints Ronald W. Barrett and Gianna M. Bosko, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of XenoPort, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of XenoPort, Inc., to be held at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 on Wednesday, May 16, 2012, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR PROPOSAL 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 19842

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on May 15, 2012.

XENOPORT, INC.

INTERNET http://www.proxyvoting.com/xnpt

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2012/XNPT

19842

FOLD AND DETACH HERE

Please mark your votes as indicated in this example X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

PROPOSAL 1: To elect two Class 1 directors to hold office until the 2015 Annual Meeting of Stockholders Nominees:

01 Dennis M. Fenton, Ph.D.

02 Catherine J. Friedman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

FOR AGAINST ABSTAIN

PROPOSAL 2: to approve, amendment to the companies amended and restated certificate of incorporation to increase the authorized shares of the company’s common stock from 60 million shares to 100 million shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

ABSTAIN

PROPOSAL 3: To ratify the selection by the audit committee of the board of directors of Ernst & young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

FOR AGAINST ABSTAIN

PROPOSAL 4: To approve. on an advisory basis, the compensation of the company’s named executive officers.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date